EXHIBIT 10.23

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                        ASSET PURCHASE AGREEMENT

                                between

                         STERLING FIBERS, INC.

                        STERLING CHEMICALS, INC.

                   STERLING CHEMICALS HOLDINGS, INC.

                       CYTEC ACRYLIC FIBERS INC.,

                        CYTEC TECHNOLOGY CORP.,

                                  and

                         CYTEC INDUSTRIES INC.,

                     Dated as of December 23, 1996

                    Sale of Acrylic Fibers Business


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                                TABLE OF CONTENTS

                                                                Page
                                                                ----

                                    ARTICLE I

                              Definitions and Terms

SECTION 1.01.      Definitions.................................   2
SECTION 1.02.      Interpretation..............................  21


                                   ARTICLE II

                      Purchase and Sale of Acquired Assets

SECTION 2.01.      Purchase and Sale...........................  22
SECTION 2.02.      Definitions of Acquired Assets and
                      Excluded Assets..........................  22
SECTION 2.03.      Assumption of Certain Liabilities...........  26
SECTION 2.04.      Consideration...............................  29
SECTION 2.05.      Reconciliation of the Consideration.........  30


                                   ARTICLE III

                                   The Closing

SECTION 3.01.      Closing Date................................  32
SECTION 3.02.      Transactions To Be Effected at the
                      Closing..................................  32
SECTION 3.03.      Prorations..................................  33


                                   ARTICLE IV

                         Representations and Warranties

SECTION 4.01.      Representations and Warranties of
                      the Cytec Parties........................  34
SECTION 4.02.      Representations and Warranties of
                      Purchaser................................  50






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                                    ARTICLE V

                                    Covenants

SECTION 5.01.      Covenants of the Cytec Parties
                      Relating to Conduct
                      of Business..............................  52
SECTION 5.02.      Purchaser's Access to Information
                      Prior to Closing.........................  55
SECTION 5.03.      Records; Financial Information;
                      Attorney Work Product....................  56
SECTION 5.04.      Conditions to Closing.......................  58
SECTION 5.05.      Employee Matters............................  58
SECTION 5.06.      Expenses....................................  64
SECTION 5.07.      Transfer Taxes..............................  64
SECTION 5.08.      Brokers or Finders..........................  64
SECTION 5.09.      Bulk Transfer Laws..........................  65
SECTION 5.10.      Purchase Price Allocation...................  65
SECTION 5.11.      No Additional Representations...............  65
SECTION 5.12.      Post-Closing Exposure to
                      Acrylonitrile and Asbestos...............  66
SECTION 5.13.      Amendment of Intercompany
                      Licenses.................................  67
SECTION 5.14.      Real Property Easement; Santa Rosa
                      First Refusal and
                      Lease Agreement..........................  67
SECTION 5.15.      Actions of Purchaser........................  67
SECTION 5.16.      Signs; Use of "Cytec" or "Cyanamid"
                      Name.....................................  67
SECTION 5.17.      Products, Supplies and Documents............  68
SECTION 5.18.      Delivery of Assets..........................  68
SECTION 5.19.      No Solicitation.............................  69
SECTION 5.20.      Audited Financial Statements................  69
SECTION 5.21.      Pilko Assessment............................  70
SECTION 5.22.      Title Policy................................  77
SECTION 5.23.      Further Assurances..........................  78
SECTION 5.24.      Reimbursement for Certain Excess
                      Medical Claims and Expenses..............  78
SECTION 5.25.      Services Agreement Issue....................  78
SECTION 5.26.      Certain Matters Related to Cyanamid.........  78
SECTION 5.27.      Amendment to Disclosure Schedule ...........  80





                              ARTICLE VI

                         Conditions Precedent



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                                                                Page
                                                                ----

SECTION 6.01.      Conditions to Each Party's
                      Obligations..............................  80
SECTION 6.02.      Conditions to the Obligations of the
                      Sterling Parties.........................  81
SECTION 6.03.      Conditions to the Obligations of the
                      Cytec Parties............................  83


                                   ARTICLE VII

                   Termination, Amendment and Waiver

SECTION 7.01.      Termination.................................  85
SECTION 7.02.      Amendments and Waivers......................  87


                                  ARTICLE VIII

                                 Indemnification

SECTION 8.01.      Indemnification by the
                      Cytec Parties............................  88
SECTION 8.02.      Indemnification by Purchaser,
                      Guarantee of STX Chemicals...............  91
SECTION 8.03.      Losses Net of Insurance, etc................  93
SECTION 8.04.      Termination of Indemnification..............  94
SECTION 8.05.      Procedure...................................  94
SECTION 8.06.      Payment ....................................  97
SECTION 8.07.      No Consequential Damages ..................   97
SECTION 8.08.      Effect of Certain Breaches
                      and Inaccuracies.........................  97

                                   ARTICLE IX

                               General Provisions

SECTION 9.01.      Notices.....................................  99
SECTION 9.02.      Headings....................................  100
SECTION 9.03.      Survival of Representations,
                      Warranties and Covenants.................  100
SECTION 9.04.      Severability................................  101
SECTION 9.05.      Counterparts................................  101
SECTION 9.06.      Entire Agreement; No Third Party
                      Beneficiaries............................  101
SECTION 9.07.      Governing Law...............................  102
SECTION 9.08.      Consent to Jurisdiction.....................  102
SECTION 9.09.      Publicity...................................  103
SECTION 9.10.      Assignment..................................  103
SECTION 9.11.      Amendments and Waivers......................  103
SECTION 9.12.      Remedies....................................  104




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SECTION 9.13.      Prevailing Party Costs......................  104
SECTION 9.14.      No Liability of Natural Person..............  104







                                  iv


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Exhibits
--------

Exhibit A           Acrylonitrile Assignment and
                       Assumption
Exhibit B           Form of Special Warranty Deed
Exhibit C           Form of Earn-Out Agreement
Exhibit D           Form of Easement Agreement
Exhibit E           Form of Environmental Permits
                       Assignment and Assumption
Exhibit F           Form of Intellectual Property
                       Assignments
Exhibit F-1         Form of Cytec Technology Assignment
                       of Trademark Registration
Exhibit F-2         Form of Agreement to Assign Foreign
                       Trademarks between Cytec
                       Technology and Purchaser
Exhibit F-3         Form of Assignment of Know-How to
                       Purchaser among Parent, Cytec
                       Technology and Purchaser
Exhibit F-4         Form of Assignment of U.S. Patents
                       and Patent Applications to
                       Purchaser among Parent, Cytec
                       Technology and Purchaser
Exhibit F-5         Form of Assignment of Foreign patent
                       and Patent Applications to
                       Purchaser between Cytec Technology
                       and Purchaser
Exhibit G           Form of Non-Competition Agreement
Exhibit H           Form of Occupancy Agreements
Exhibit I           Form of Designation of Rights
Exhibit J           Form of Santa Rosa First Refusal and
                       Lease Agreement
Exhibit K           Form of Services Agreement
Exhibit L           Form of Trademark License Agreement
Exhibit M           Form of Assumption Agreement
Exhibit N           Form of Legend for Preferred Stock
                    Certificate
Exhibit O           Form of General Conveyance, Transfer
                       and Assignment



                                  v


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Appendices
----------

Appendix A          List of Certain Business Employees
Appendix B          List of Business Equipment located
                       outside the Santa Rosa Facility
Appendix C          List of Cytec Santa Rosa Employees
Appendix C-1        List of Most Senior 25% of Acquired
                    Employees
Appendix C-2        List of Certain Acquired Employees
Appendix D          Description of Excluded Real
                       Property located in Santa Rosa
                       County
Appendix E          Certain Environmental Conditions
Appendix F          [Intentionally Omitted]
Appendix G          Computation of Certain Business
                       Inventory and Cytec Services
                       Payable
Appendix H          List of Deep Well System
Appendix I          List of Certain Permitted Liens
Appendix J          Description of Santa Rosa Facility
Appendix K          Specified Cytec Representatives
Appendix L          Specified Sterling Representatives
Appendix M          Acrylonitrile Assets Being
                       Transferred to Purchaser
Appendix N          Pro Forma Balance Sheet Data
Appendix O          Scope of Work for Pilko Assessment


Disclosure Schedules
--------------------
Schedule 4.01(a)         Organization, Standing and Power
Schedule 4.01(b)         Corporate Authority
Schedule 4.01(c)-1       Exclusions to the Unaudited Financial
                           Statements
Schedule 4.01(c)-2       Cost of Acrylonitrile Purchases
Schedule 4.01(d)         Undisclosed Liabilities
Schedule 4.01(e)         Compliance with Applicable Laws
Schedule 4.01(f)         Litigation; Decrees
Schedule 4.01(g)         Permits
Schedule 4.01(i)         Products
Schedule 4.01(k)         Real Property
Schedule 4.01(l)         Business Accounts Receivable
Schedule 4.01(m)         Certain Changes or Events
Schedule 4.01(n)         Intellectual Property
Schedule 4.01(n)-1       Cytec Owned Intellectual Property
Schedule 4.01(n)-2       Other Intellectual Property
Schedule 4.01(n)-3       Licenses and Other Rights
Schedule 4.01(n)-4       Interferences or Other Consented
Schedule 4.01(p)         Environmental Matters
Schedule 4.01(q)         Sufficiency of Acquired Assets





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Schedule 4.01(r)         Contracts
Schedule 4.01(s)         Employee Pension Benefit Plan
Schedule 4.01(w)         Triggering of Obligations
Schedule 4.01(x)         Future Commitments
Schedule 4.01(y)         Bonus Agreements
Schedule 4.01(z)         Bonds
Schedule 4.01(aa)        Labor Matters


Cytec Industries Inc. agrees to furnish supplementally to the Commission the foregoing appendices, exhibits and schedules upon request.




                                  vii


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                        ASSET PURCHASE AGREEMENT dated as of December 23, 1996
                  (this "Agreement"), between STERLING FIBERS, INC., a Delaware corporation ("Purchaser"), STERLING CHEMICALS, INC., a Delaware corporation ("STX Chemicals"), STERLING CHEMICALS HOLDINGS, INC., a Delaware corporation and the indirect sole stockholder of Purchaser and the direct stockholder of STX Chemicals ("STX"), CYTEC ACRYLIC FIBERS INC., a Delaware corporation ("Seller"), CYTEC TECHNOLOGY CORP., a Delaware corporation ("Cytec Technology"), and CYTEC INDUSTRIES INC., a Delaware corporation and the sole stockholder of Seller and Cytec Technology.

            WHEREAS Parent (as defined below), through Seller, is engaged in the Business (as defined below); and

            WHEREAS Parent, through Cytec Technology, owns certain of the Business Intellectual Property (as defined below); and

            WHEREAS Parent wishes to sell and to cause Seller to sell to Purchaser, and Purchaser wishes to purchase from Parent and Seller, substantially all the assets of the Business and Purchaser is willing to assume substantially all the liabilities of the Business, in each case upon the terms and subject to the conditions set forth in this Agreement; and

             WHEREAS Cytec Technology wishes to transfer all of the Business Intellectual Property owned by it to Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

             NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable





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                                                                    2

consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                              Definitions and Terms

             SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings provided below:

             "Acquired Assets" shall have the meaning given such term in Section 2.02(a).

             "Acquired Contracts" shall mean (i) all Contracts (including Acquired Employee Contracts) to which any Cytec Party is a party on the Closing Date that relate primarily to or arise primarily out of the operation of the Business and which were entered into in the ordinary course of the Business; provided that "Acquired Contracts" shall not include any Excluded Contracts.

             "Acquired Employee Contract" shall mean any employment contract with a Business Employee who is offered employment by Purchaser and accepts such offer within the requisite time periods in Section 5.05

             "Acquired Employees" shall have the meaning given such term in
Section 5.05(a).

             "Acquisition Transaction" shall have the meaning given such term in
Section 5.19.

             "Acrylonitrile Assignment and Assumption" shall mean the Assignment and Assumption Agreement dated as of the Closing Date between Seller and Purchaser in the form of Exhibit A.

             "Acrylonitrile Supply Agreement" shall mean the Acrylonitrile Supply Agreement dated as of September 1, 1996, between Parent and Seller.

             "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly Controls, is Controlled by or is under common Control with such first person. A person shall be deemed to "Control" another person if such first person has the power to direct or cause the direction of such other person, whether through ownership of securities, by contract or otherwise. Each of the Cytec Parties is deemed to be an Affiliate of the other Cytec




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                                                                    3

Parties and none of the Cytec Parties shall be deemed to be an Affiliate of Cyanamid. Each of the Sterling Parties is deemed to be an Affiliate of the other Sterling Parties.

            "Ancillary Agreements" shall mean the Earn-Out Agreement, the Services Agreement, the Occupancy Agreements, the Assumption Agreement, the Acrylonitrile Assignment and Assumption, the Acrylonitrile Supply Agreement, the Non- Competition Agreement, the Easement Agreement, the Trademark License Agreement, the Intellectual Property Assignments, the Conveyance Documents, the Santa Rosa First Refusal and Lease Agreement and the Environmental Permits Assignment and Assumption.

             "Arbitrator" shall have the meaning given such term in Section 2.05(c).

             "Assumed Liabilities" shall have the meaning given such term in
Section 2.03(a).

             "Assumption Agreement" shall have the meaning given such term in
Section 2.03(a).

             "Attorney Work Product" shall mean all notes, memoranda, correspondence or similar material reflecting the legal conclusions, recommendations or work product of Parent's attorneys acting as counsel for any Cytec Party in matters relating to the Business on or prior to the Closing Date, whether such materials are in the files of Parent's in-house law division, in the files of managers or other personnel of Parent or any of its Affiliates or in the files of Parent's outside counsel.

             "Audited Financial Statements" shall have the meaning given such term in Section 5.20.

             "Balance Sheet Data" shall have the meaning given such term in
Section 4.01(c).

             "Benefit Plan" shall have the meaning given such term in Section 4.01(s).

             "Business" shall mean the development, manufacture, marketing, sale and distribution by or on behalf of Seller or Parent of acrylic fiber and the unrelated manufacture at the Santa Rosa Facility by or on behalf of Seller or Parent of chemicals for Omniglow Corporation, a California corporation.

             "Business Accounts Payable" shall mean, without duplication, all Intercompany Payables and all liabilities of the Cytec Parties of the types set forth in the Balance Sheet




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                                                                    4

Data under the line items: "Acrylonitrile Payable", "Vouchered Invoice Accrual", "Unvouchered Invoice Accrual", "Unvouchered Inventory Accrual", "Accrued Freight Payable", "Cytec Services Payable", "Construction Retainage", "Accrued Utilities", "Accrued Property Taxes" and "Accrued Sales & Use Tax", "Accrued Wages, Holiday & Vacation", and "Customer Claims/Sales Allowances", but only if and to the extent such liabilities relate primarily to or arise primarily out of the operation of the Business and, in the case of such liabilities incurred after September 30, 1996, only if and to the extent such liabilities were incurred in the ordinary course of business.

             "Business Accounts Receivable" shall mean, without duplication, (i) all assets of the Cytec Parties of the types set forth in the Balance Sheet Data under the line items: "Employee Cash Advance", "Miscellaneous Receivables", "Accounts Receivable" (less "Reserves") and "Miscellaneous Prepayments", but only if and to the extent such assets relate primarily to or arise primarily out of the operation of the Business and, in the case of such assets acquired by the Cytec Parties after September 30, 1996, only if and to the extent such assets were acquired in the ordinary course of business and (ii) all notes, bonds and other evidences of indebtedness relating to the assets and accounts receivable referred to in clause (i) above, including any security interests related thereto and any rights of the Cytec Parties with respect to any third party collection procedures or any other actions or proceedings which have been or may be commenced in connection therewith.

             The term "business day" shall mean any day other than a Saturday, Sunday or other day on which banks in the City of New York or the City of Houston are permitted or required to close by Governmental Rule.

             "Business Employee" shall mean (i) each employee of any of the Cytec Parties that is employed by such Cytec Party immediately prior to the Closing in connection with the Business at the Santa Rosa Facility and (ii) each person listed on Appendix A or a replacement of any such person of which Seller shall have given Purchaser prompt written notice prior to the Closing Date.

             "Business Equipment" shall mean (i) all machinery and equipment, tools, furniture, appliances, fixtures, trucks, trailers, automobiles and other tangible personal property in each case that are (A) located at or used primarily in respect of the Santa Rosa Facility or the office that is the subject of the New York Lease and (B) used or held for use primarily in connection with the Business and (ii) the items listed on




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                                                                    5

Appendix B located outside the Santa Rosa Facility; provided that "Business Equipment" shall not include any Business Records.

             "Business Intellectual Property" shall mean all Intellectual Property listed on Schedule 4.01(n) (including all trade names listed on such Schedule), and all copyrights and Know How owned or held by any Cytec Party that relate primarily to or arise primarily out of the Business; provided, however, that "Business Intellectual Property" shall not include the Licensed Intellectual Property.

             "Business Inventory" shall mean all Inventory (including Inventory in transit or located at customers' premises on consignment) that relates primarily to or arises primarily out of the operation of the Business and are included in Inventory in a manner consistent with Parent's and Seller's standard historical practices, together with all rights against suppliers of such Inventory (including claims receivable for rejected Inventory).

             "Business Records" shall mean all the files, books, records, correspondence, lists, papers and other instruments and data of the Cytec Parties, of whatever nature and wherever located, that relate primarily to the Business or the Acquired Assets or arise primarily out of the operation of the Business, including accounting, tax and financial records, personnel and labor relations records, maintenance and production records, environmental records and reports, sales records, customer lists, supplier lists, blueprints, specifications, plats, maps, surveys and building and machinery diagrams; provided that "Business Records" shall not include any Excluded Records.

             "Capital Expenditure Deficiency" shall mean the excess, if any, of the Required Capital Expenditure Amount over the aggregate amount of all expenditures capitalized in accordance with GAAP and Seller's standard historical practice and that are incurred by the Cytec Parties with respect to the Business from January 1, 1996 through December 31, 1996. "Required Capital Expenditure Amount" shall mean (i) $5,000,000 or, if the Closing occurs prior to December 31, 1996, such amount pro rated in accordance with the number of days from January 1, 1996, through the Closing Date, less (ii) the estimated amount of expenditures capitalized in accordance with GAAP and Seller's standard practice as of the date hereof, that are proposed to be incurred by the Cytec Parties with respect to the Business in respect of which Purchaser has withheld its consent as permitted by Section 5.01.




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                                                                    6

             "Cash Amount" shall have the meaning given such term in Section 2.04(a)(i).

             "Closing" and "Closing Date" shall have the respective meanings given such terms in Section 3.01.

             "Closing Date Cash Payment" shall have the meaning given such term in Section 2.04(b)(iii).

             "Closing Date Net Working Capital" shall mean the Net Working Capital as of the Closing Date.

             "Code" shall mean the Internal Revenue Code of 1986, as amended.

             "Confidentiality Agreement" shall have the meaning given such term in Section 5.02.

             "Contracts" shall mean contracts, leases, inden tures, agreements, commitments, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into.

             "Conveyance Documents" shall have the meaning given such term in
Section 3.02(a).

             "Corporate Software" shall mean any software owned or licensed by any Cytec Party that is not unique to the Santa Rosa Facility.

             "Cost of Remediation" shall have the meaning given such term in
Section 5.21(a).

             "Current Environmental Laws" shall mean, with respect to any determination made under Section 5.21, all Environmental Laws in effect on the date of such determination and all Environmental Laws not in effect on such date but which are reasonably expected to be in effect on the later of the Closing Date and Outside Date, but, in each case, only to the extent that such Environmental Laws apply to the Acquired Assets in accordance with their Pre-Closing Use. "Pre-Closing Use" shall include levels of product throughput, emissions of Hazardous Substances subject to any Environmental Permit, the water supply for any Acquired Asset, and the overall use of the Acquired Asset in question.

             "Cyanamid" shall mean American Cyanamid Company.

             "Cytec Defined Benefit Plan" shall mean the Cytec Salaried and Nonbargaining Employees Retirement Plan.




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                                                                    7

             "Cytec Determined Actions" shall have the meaning given such term in Section 5.21(a).

            "Cytec Escambia Bay Liabilities" shall have the meaning given such term in Section 8.01(b).

            "Cytec Facilities" shall mean the Santa Rosa Facility and each other manufacturing plant owned or operated by Parent or any of its subsidiaries prior to the Closing Date.

             "Cytec Knowledge Loss" shall mean any Loss arising out of, resulting from or in connection with any liability or obligation that is the subject of an inaccuracy in or breach of any representation or warranty made by any Cytec Party in this Agreement or any of the Ancillary Agreements, but only to the extent that a Specified Cytec Executive had actual knowledge of such breach or inaccuracy as of the date of this Agreement or as of the Closing Date.

             "Cytec Party" shall mean each of Parent, Seller and Cytec
Technology.

             "Cytec Santa Rosa Employee" shall mean any person employed by Parent or any of its subsidiaries at the Santa Rosa Facility on or prior to the Closing Date (i) who is listed on Appendix C, or (ii) who is not an Acquired Employee as of the Closing and who is not at any time after the Closing employed by STX or any of its subsidiaries at the Santa Rosa Facility.

             "Cytec Savings Plan" shall mean the Cytec Savings and Profit Sharing Plan.

             "Cytec Specified Exposure Liability" shall mean any obligation or liability that results from, arises out of or is in any way connected with a claim, demand or cause of action for or relating to injury to or death of any Cytec Santa Rosa Employee arising out of, attributable to or occasioned by exposure to acrylonitrile or asbestos at any Cytec Facility, whether such exposure occurs before or after the Closing.

             "Cytec Technology" has the meaning specified in the introductory paragraph hereof.

             "Disclosure Schedules" shall mean the Schedules attached hereto that are referred to in Section 4.01 of this Agreement, as such Schedules may be amended in accordance with Section 5.27.




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                                                                    8

             "Earn-Out Agreement" shall mean the Earn-Out Agreement dated as of the Closing Date between Parent and the Purchaser in the form of Exhibit C.

             "Earn-Out Payment" shall have the meaning given such term in the Earn-Out Agreement.

             "Easement Agreement" shall mean the Easement Agreements dated as of the Closing Date between Purchaser and Parent in the form of Exhibits D-1, D-2 and D-3.

             "Environmental Arbitrator" shall have the meaning given such term in Section 5.21(d)(i).

             "Environmental Law" shall mean any and all Governmental Rules, including any judgment, Environmental Permit, approval, decision or determination, pertaining to the environment, now or hereafter in effect and applicable to the Acquired Assets or the Business, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 (collectively, "CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Solid Waste Disposal Act of 1976, 42 U.S.C. ss. 6901 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Hazardous Materials Transportation Act, 49 Ap. U.S.C.A. ss. 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq. and comparable state and local Governmental Rules, and other environmental conservation and protection Governmental Rules.

             "Environmental Permit" shall have the meaning given such term in
Section 4.01(p)(i)(A).

             "Environmental Permits Assignment and Assumption" shall mean the Environmental Permits Assignment and Assumption Agreement dated as of the Closing Date between Purchaser and Parent in the form of Exhibit E.

             "ERISA" shall have the meaning given such term in Section 4.01(s).

            "Escambia Bay" shall mean the bay commonly known as Escambia Bay adjoining the Santa Rosa Facility.

             "Escambia Bay Liabilities" shall mean all obligations and liabilities arising out of, as a result of or in connection with the Release or alleged Release of any Hazardous Substance or nutrient by any Cytec Party or from the




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                                                                    9

Santa Rosa Facility prior to the Closing Date into Escambia Bay.

             "Estimated Closing Date Net Working Capital" shall have the meaning given such term in Section 2.04(b)(iii).

             "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Excluded Assets" shall have the meaning given such term in Section 2.02(b).

            "Excluded Contracts" shall mean (i) all Contracts that relate primarily to the Excluded Assets, (ii) all Benefit Plans other than the Transferred Benefit Plans, (iii) all Contracts that relate primarily to the Leased Property, including the leases described in Schedule 4.01(k), (iv) subject to the Environmental Permits Assignment and Assumption, (A) the Letter of Credit Issued to the Florida Department of Regulation issued to the Florida Department of Environmental Regulation issued by First Union National Bank in the amount of $315,311 and the related Underground Injection Control Standby Trust Fund Agreement and (B) any agreement in respect of a financial assurance provided by a Cytec Party under the Resource Conversation and Recovery Act (v) all Contracts required to be listed on Schedule 4.01(y) and (vi) subject to
Section 5.05, any Contract with a current or former director, officer, employee or agent of Parent or any of its Affiliates providing for any severance payments, termination payments, bonuses or other forms of compensation on account (wholly or partially) of the sale of the Acquired Assets to Purchaser pursuant to this Agreement.

             "Excluded Liabilities" shall have the meaning given such term in
Section 2.03(b).

            "Excluded Real Property" shall mean the real prop erty that is owned or leased by Parent, Seller or any other subsidiary of Parent (i) located in Santa Rosa County, Florida, and described as "Excluded Real Property" in Appendix D or (ii) located outside Santa Rosa County, Florida, including real property located in Stamford, Connecticut, West Paterson, New Jersey, Charlotte, North Carolina or the Netherlands.

            "Excluded Records" shall mean (i) copies of Business Records retained by the Cytec Parties pursuant to Section 5.03(a), (ii) the Retiree Records, (iii) Attorney Work Product, (iv) tax returns and work papers, and any related correspondence, in respect of Taxes based on gross receipts,




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                                                                    10

income or profits, and (v) files, books, records, correspondence, lists, papers and other instruments and data of the Cytec Parties, of whatever nature or wherever located, that relate primarily to the Excluded Assets or the Excluded Liabilities.

            "Facility Conditions" shall mean the environmental conditions at the Santa Rosa Facility as of the Closing Date.

            "Financing" shall mean the financing of Purchaser's acquisition of the Business, as contemplated by the commitment letter from The Chase Manhattan Bank dated as of December 20, 1996, a copy of which has been delivered to Parent, or pursuant to other terms (including with respect to conditions to funding) reasonably acceptable to Parent.

             "GAAP" shall mean United States generally accepted accounting principles.

            "Governmental Entity" shall mean any nation or government, any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency, council or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government and any other governmental entity with authority over the applicable person, assets or properties.

            "Governmental Rule" shall mean any law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

            "Hazardous Substances" shall have the same meaning as such term is given in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., (CERCLA), as amended by the Superfund Amendment and Reauthorization Act of 1986, and equivalent state law provisions and shall also mean any hazardous or toxic substances or contaminated materials including asbestos (friable, nonfriable or any other form), polychlorinated biphenyls and any flammable materials, explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic or regulated substances or related materials defined in or under any Environmental Law and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, crude oil or fractions thereof or any chemical which causes cancer or reproductive effects, which are defined by applicable Governmental Rule as hazardous or toxic or the use, transport, disposal, storage, treatment, recycling, handling or Release of which is regulated or governed by any applicable Governmental Rules.

             "Holdings Pension Plans" shall mean the Sterling Chemicals, Inc. Salaried Employees Pension Plan and the Sterling Chemicals, Inc. Hourly Pension Plan.

             "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             "Immaterial Environmental Breaches" shall mean (i) environmental conditions or breaches of Environmental Laws that are identified in Appendix E and (ii) violations of Environmental Laws that (A) do not require Remedial Action, (B) do not otherwise apply to the correction of a condition in order to allow the continued operation of any Acquired Asset as it was operated prior to Closing and (C) would not reasonably be expected to result in the imposition of material fines or penalties by any Governmental Entity.

             "Intellectual Property" shall mean (i) patents (including reissues, divisions, contributions and extensions thereof), patent applications, trademarks, trademark regis trations, service marks, trade names, copyrights, brand names, inventions, designs and all pending applications for and registrations of patents, trademarks, service marks and copy rights, (ii) Know-How and (iii) rights to use any of the fore going.

             "Intellectual Property Assignments" shall mean the following assignments and agreements, each dated as of the Closing Date: (i) the Assignment of Trademark Registration by Cytec Technology in the form of Exhibit F-1; (ii) the Agreement to Assign Foreign Trademarks between Cytec Technology and Purchaser in the form of Exhibit F-2; (iii) the Assignment of Know-How to Purchaser among Parent, Cytec Technology and Purchaser in the form of Exhibit F-3; (iv) the Assignment of U.S. Patents and Patent Applications to Purchaser among Parent, Cytec Technology and Purchaser in the form of Exhibit F-4; and (v) the Assignment of Foreign Patent and Patent Applications to Purchaser between Cytec Technology and Purchaser in the form of Exhibit F-5.

             "Intercompany Payable" shall mean any payable owed to Parent or any subsidiary of Parent for acrylonitrile or any other product or service purchased by or provided to the Business in the ordinary course of business.

             "Inventory" shall mean raw materials, work-in-progress, finished goods, supplies, parts, packaging materials and other accessories related thereto and other inventories.

             "Know-How" shall mean (i) trade secrets, (ii) know-how, (iii) formulae, (iv) processes, (v) product and other designs, (vi) specifications,
(vii) quality control procedures, (viii) manufacturing, engineering and other drawings, (ix) technology and (x) technical information.

             "Leased Property" shall have the meaning given such term in Section 4.01(k).

             "Licensed Intellectual Property" shall mean the Intellectual Property that is the subject of the Trademark License Agreement.

             "Lien" shall mean any mortgage, claim, charge, lien, security interest, easement, right of way, pledge, restriction or encumbrance of any nature whatsoever.

             "Loss" shall mean any loss, liability, claim, obligation, demand, fine, penalty, judgment, deficiency, damage or cost or expense, including court costs and reason able legal fees and expenses.

             "Marketing Materials" shall mean all advertising materials, customer lists, training materials and market research materials.

             "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, operations, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole, (ii) the prospects of the Business taken as a whole (excluding any effect on such prospects caused by economic, tax or other matters of general applicability or matters generally affecting the industry in which the Business operates), (iii) any Cytec Party's ability to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any of the Specified Ancillary Agreements, (iv) the ability of Purchaser to operate the Business in the manner currently conducted immediately after the Closing Date as a result of a Service Agreement Issue or (v) any Cytec Party's ability to consummate the Closing by the date of termination pursuant to
Section 7.01(a)(iv) or 7.01(a)(v).

             "Material Contract" shall have the meaning given such term in
Section 4.01(r).

             "Net Working Capital" shall mean, as of any date, the excess of (i) the aggregate amount of (A) all Business

Accounts Receivable as of such date, net of reasonable reserves, in each case computed in accordance with GAAP in a manner consistent with Parent's and Seller's historical prac tice, and (B) all Business Inventory as of such date, valued at the standard cost of such inventory less any lower of cost or market adjustment, and, in the case of Business Inventory of acrylonitrile and Business Inventory of acrylic fiber, com puted in accordance with Appendix G, over (ii) the sum of (A) the Capital Expenditure Deficiency, if any, and (B) the aggregate amount of all Business Accounts Payable as of such date, computed in accordance with GAAP in a manner consistent with Parent's and Seller's historical practice, except in the case of the Intercompany Payable and the Cytec Services Payables, which shall be computed as set forth in Appendix G.

             "New York Lease" shall mean the Lease Agreement dated as of March 15, 1996, between Parent and Robert H. Arno, Landlord.

             "Non-Competition Agreement" shall mean the Non-Competition Agreement dated as of the Closing Date, among Purchaser and the Cytec Parties in the form of Exhibit G.

             "Non-Permitted Names" shall have the meaning given such term in
Section 5.16.

             "Notice of Disagreement" shall have the meaning given such term in
Section 2.05(b).

             "Occupancy Agreements" shall mean the Occupancy Agreements dated as of the Closing Date between Purchaser and Parent in the form of Exhibit H in respect of Purchaser's occupancy of certain property located in each of Stamford, Connecticut; Charlotte, North Carolina; and West Paterson, New Jersey.

             "Off-Site Environmental Liabilities" shall mean all obligations and liabilities arising as a result of the treating, storing, transporting, handling, recycling, reclaiming, disposal, or Release, or arranging for any of the same, of Hazardous Substances prior to the Closing Date by any of the Cytec Parties or in respect of the Santa Rosa Facility, but only to the extent that such treating, storing, transporting, handling, recycling, reclaiming disposal or Release occurred at, in connection with, or to a location outside the Santa Rosa Facility; provided, however, that "Off- Site Environmental Liabilities" shall not include (i) the Escambia Bay Liabilities or (ii) any obligation or liability occurring solely at, or solely in connection with, the deep well system described on Appendix H.

             "Operative Documents" shall mean this Agreement and the Ancillary Agreements.

             "OSHA" shall mean the Federal Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., and the regulations promulgated thereunder.

             "Outside Date" means January 31, 1997, unless an arbitration proceeding may be available under Section 5.21 or a Services Agreement Issue has arisen, in which event such term shall mean the later of (i) January 31, 1997 and (ii) the date that is two business days after the arbitrator announces its arbitral award in respect of the Threshold Issue or such Services Agreement Issue has been resolved; provided, however, that in no event shall the Outside Date be later than February 14, 1997.

             "Parent" shall mean Cytec Industries Inc., a Delaware corporation and the sole stockholder of Seller and Cytec Technology, and, for any period prior to December 17, 1993, shall also be deemed to refer to Cyanamid.

             "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

             "Permits" shall mean permits, licenses, consents, franchises, approvals and authorizations by or from any Governmental Entity; provided, however, that "Permits" shall not include any Environmental Permits.

             "Permitted Lien" shall mean:

                     (a) any Lien disclosed in Appendix I or any encroachment,
              easement or right-of-way referred to in the Survey;

                     (b) any mechanics', carriers', workmen's, repair men's, and other like Lien securing obligations (except to the extent such obligations are Excluded Liabilities) that (i) relate primarily to the operation of the Business, (ii) were incurred in the ordinary course of business prior to the Closing and (iii) are not yet due and payable or are past due but may be paid at any time without penalty and are reflected in the Balance Sheet Data or in the calculation of Closing Date Net Working Capital, as applicable, but excluding any such Lien that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                     (c) any Lien arising prior to the Closing for Taxes
              relating primarily to the operation of the Business (i) that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently pursued and which would not reasonably be expected to have a Material Adverse Effect and (ii) with respect to which appropriate reserves (determined in accordance with GAAP) are reflected in the Balance Sheet Data or in the calculation of Closing Date Net Working Capital, as applicable;

                     (d) with respect to the Santa Rosa Facility, (i) easements, covenants, rights-of-way, and other encumbrances or restrictions of record to the extent not reflected on Appendix I, (ii) any recorded grants or recorded reservations of surface or subsurface rights of others in and to the removal and mining of oil, gas or minerals, including rights of ingress and egress with respect thereto, (iii) zoning, building, land use and other restrictions imposed under any Governmental Rule (other than any Lien arising as a result of any Environmental Law) and (iv) Liens arising as a result of any Environmental Law, unrecorded easements, covenants, rights-of-way or other encumbrances, restrictions or imperfections of title, but excluding any of the foregoing in clause (i), (ii),
              (iii) or (iv) which, individually or in the aggregate, materially interfere with the use of the Santa Rosa Facility in the Business as presently conducted and any of the foregoing which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                     (e) any imperfection of title or other encumbrance that,
              individually or in the aggregate with other such imperfections and encumbrances, (i) is not substantial in character or amount, (ii) does not materially interfere with the use of the Acquired Assets in the Business as presently conducted and (iii) would not reasonably be expected to have a Material Adverse Effect; and

                     (f) Liens created by or arising as a result of any
              circumstances particular to any of the Sterling Parties.

Notwithstanding the foregoing, Permitted Liens shall not include any Lien (other than Liens of the type described in clause (f) above) imposed by ERISA.

             The term "person" shall mean any individual, corporation, partnership, limited liability company, joint ven ture, trust, business association, organization, Governmental Entity or other entity.

             "Phase I Study" shall mean the report for the Phase I Study conducted by Pilko at Purchaser's direction prior to the date hereof, a copy of which has been delivered to Seller.

             "Pilko" shall have the meaning given such term in Section 5.21(a).

             "Pilko Assessment" shall have the meaning given such term in
Section 5.21(a).

             "Post-Closing Actions" shall have the meaning given such term in
Section 5.21(d).

             "Preferred Stock" shall mean 100,000 shares of the Preferred Stock of STX with the terms, limitations, relative rights and preferences set forth in
Exhibit I.

             "Purchaser" has the meaning specified in the introductory paragraph hereof.

             "Purchaser Indemnified Person" has the meaning specified in Section 8.01(a).

             "Purchaser Indemnity Obligations" shall have the meaning given such term in Section 8.02(e).

             "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

             "Remedial Action" shall mean (i) any soil removal, soil or groundwater treatment, or containment of Hazardous Substances (including, in the case of containment, any deed restriction) or (ii) any studies or investigations related to the foregoing; provided, however, that Remedial Action shall not include (A) any activity in connection with the retrofit or closure of, or any post-closure activity at, any landfill or closed landfill at the Santa Rosa Facility, (B) the removal of any asbestos; (C) the removal of any underground storage tank abandoned in place not in violation of any Environmental Law or Environmental Permit; or (D) the purchase or repair of any equipment, including any pollution control equipment (other than monitoring wells or equipment necessary in connection with soil removal or soil or groundwater treatment).

             "Reportable Event" shall mean a "reportable event" as defined in
Section 4043 of ERISA.

             "Retiree Records" shall mean all records relating primarily to a retired employee of Parent or Seller.

             "Santa Rosa Facility" shall mean the real property located in Santa Rosa County, Florida on which the Business is operated, as such real property is more specifically described in Appendix J, including all tenements, hereditaments, easements, rights-of-way, rights, licenses, estates, patents, privileges and appurtenances belonging, pertaining or relating to such real property and the entire right, title and interest of the Cytec Parties, if any, in, to or under all streets, ways, alleys, passages, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, railroad sidings, minerals, mineral rights and mineral interests upon, above, in, under or pertaining to such real property and all claims or demands whatsoever of the Cytec Parties, either in law or in equity, with respect to such real property, together with all buildings, fixtures, structures, facilities and improvements thereon; provided that "Santa Rosa Facility" shall not include any Excluded Real Property.

             "Santa Rosa First Refusal and Lease Agreement" shall mean the Lease Agreement, dated as of the Closing Date between the Cytec Parties and Purchaser in the form of Exhibit J.

             "SEC" shall mean the Securities and Exchange Commission.

             "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

             "Seller" has the meaning specified in the introductory paragraph hereof.

             "Seller Indemnified Person" has the meaning specified in Section 8.02(a).

            "Services Agreement" shall mean the Services Agreement dated as of the Closing Date between Purchaser and Parent in the form of Exhibit K.

             "Services Agreement Issue" shall mean the inability of the Cytec Parties to perform in any material respect any Service (as defined in the Services Agreement).

             "Specified Ancillary Agreements" shall mean the Acrylonitrile Supply Agreement, the Easement Agreement, the Trademark License Agreement, the Environmental Permits Assignment and Assumption and the Non-Competition Agreement.

             "Specified Cytec Representatives" shall mean the persons listed on Appendix K.

             "Specified Sterling Representatives" shall mean the persons listed on Appendix L.

             "Statement" shall have the meaning given such term in Section 2.05(a).

             "Sterling Determined Actions" shall have the meaning given such term in Section 5.21(c).

             "Sterling Escambia Bay Liabilities" shall mean all Escambia Bay Liabilities other than the Cytec Escambia Bay Liabilities.

             "Sterling Specified Exposure Liability" shall mean any obligation or liability that results from, arises out of or is in any way connected with a claim, demand or cause of action for or relating to injury to or death of any person, other than a Cytec Santa Rosa Employee, arising out of, attributable to or occasioned by exposure to acrylonitrile or asbestos at the Santa Rosa Facility, whether such exposure occurs before or after the Closing.

             "Sterling Party" shall mean each of STX, Purchaser and STX
Chemicals.

             "STX" has the meaning specified in the introductory paragraph hereof.

             "STX Chemicals" has the meaning specified in the introductory paragraph hereof.

             "STX Guarantee Cap" shall have the meaning given such term in
Section 8.02(e).

             "Survey" has the meaning specified in Section 4.01(ee).

             "Tax" shall mean all Federal, state, local and foreign taxes, charges, fees, levies and other assessments, including any income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

             "Texas City Facility" shall mean the manufacturing facilities located at Texas City, Texas that are owned or operated by STX Chemicals.

             "Title Commitment" shall have the meaning given such term in
Section 4.01(ee).

             "Trademark License Agreement" shall mean the Trademark License Agreement dated as of the Closing Date, among Purchaser, Parent and Cytec Technology in the form of Exhibit L.

             "Transactions" shall mean the transactions contemplated by the Operative Documents, including the

Financing.

             "Transferred Benefit Plans" shall have the meaning given such term in Section 5.05(g).

             "Unaudited Financial Statements" shall have the meaning given such term in Section 4.01(c).

             "WARN Act" shall have the meaning given such term in Section
5.05(i).

             SECTION 1.02. Interpretation. (a) When used in this Agreement, the words "include" and "including" shall be deemed to be followed by the words "without limitation".

             (b) When used in this Agreement, the word "primarily" shall be deemed to be followed by the words "or exclusively".

             (c) Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

             (d) When used in this Agreement, unless a contrary intention is evident, the word "or" is not exclusive.

             (e) All references to Articles, Sections, Exhibits, Schedules and Appendices shall be deemed references to Articles, Sections, Exhibits, Schedules and Appendices to this Agreement.

             (f) Unless otherwise specified, all accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

             (g) This Agreement shall be deemed drafted jointly by all the parties hereto and shall not be specifically construed against any party hereto based on any claim that such party or its counsel drafted this Agreement.

             (h) When used in this Agreement, the words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                          (i) Reference in this Agreement to any Contract means
             such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

                          (j) Unless otherwise specified, reference to any
             Governmental Rule, any Permit or any Environmental Permit means such Governmental Rule, Permit or Environmental Permit as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time.

                                   ARTICLE II

                      Purchase and Sale of Acquired Assets

             SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Cytec Parties shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept, all of the right, title and interest in, to and under the Acquired Assets held by the Cytec Parties.

             SECTION 2.02. Definitions of Acquired Assets and Excluded Assets.
(a) The term "Acquired Assets" shall mean the properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets existing on the Closing Date that relate primarily to or arise primarily out of the operation of the Business, including:

                          (i) the Santa Rosa Facility;

                          (ii) all Business Equipment;

                          (iii) all Business Inventory;

                          (iv) all Business Accounts Receivable;

                          (v) all Business Intellectual Property;

                          (vi) subject to Section 2.02(c), all Acquired
             Contracts;

                          (vii) all Marketing Materials in the possession of the
             Cytec Parties (or any of them) that relate primarily to or arise primarily out of the operation of the Business;

                          (viii) all Business Records;

                          (ix) subject to Section 2.02(c), all Permits and
             Environmental Permits that relate primarily to or arise primarily out of the operation of the Business;

                          (x) the Transferred Benefit Plans;

                          (xi) all insurance proceeds and insurance claims of
             any Cytec Party under insurance policies (excluding any insurance policies of Cyanamid or any of its Affiliates) which relate primarily to or arise primarily out of any part of the Acquired Assets, net of any applicable deductibles and other limitations and net of any costs of collection (excluding, however, (A) any such proceeds or claims relating to any damage, defect or other impairment that is repaired or corrected in all material respects prior to the Closing and (B) any such proceeds or claims under workers compensation insurance policies, unless the relevant claim is filed by an Acquired Employee more than one year after the Closing Date and then to the extent and only to the extent that no Cytec Party would be obligated to reimburse the insurer for any amount of such claim); and, to the extent transferable, the benefit of and the right to enforce covenants and warranties, if any, which any of the Cytec Parties are entitled to enforce with respect to the Acquired Assets against their predecessors in title (excluding Cyanamid) to the Acquired Assets; and

                          (xii) all prepaid rentals and other prepaid expenses,
             bonds and deposits relating to any of the Acquired Assets or the Business.

             (b) The term "Excluded Assets" shall mean the following:

                          (i) cash on hand or in banks and cash equivalents
             owned by any Cytec Party relating to the operations of the Business;

                          (ii) all rights of the Cytec Parties under the
             Operative Documents and the agreements, instruments and certificates delivered in connection with this Agreement;

                          (iii) all files, books, records, correspondence,
             lists, papers and other instruments prepared in connection with the sale of the Business, including the bids and other information received from third persons in respect of the Business and analyses relating to the sale of the Business;

                          (iv) any assets under any Benefit Plan;

                          (v) all rights relating to the Excluded Liabilities;

                          (vi) the Excluded Contracts;

                          (vii) the Excluded Real Property (other than the
             rights of Purchaser created by the Occupancy Agreements);

                          (viii) the Licensed Intellectual Property (other than
             the rights of Purchaser created by the Trademark License
             Agreement);

                          (ix) the Excluded Records;

                          (x) all properties, assets and rights that are related
             to Parent's business of manufacturing and selling acrylonitrile, other than the items listed on Appendix M;

                          (xi) all rights of Parent or Seller to obtain draw
             backs of customs duties paid prior to the Closing Date on materials used directly or indirectly in the manufacture of acrylic fiber or any other product produced in the Business, based on the export prior to the Closing of acrylic fiber or such other products, except to the extent such drawback is reflected in the calculation of Closing Date Net Working Capital;

                          (xii) subject to Sections 5.16 and 5.17, all rights,
             title and interests to the trademark "Cytec" alone or as part of a trademark and the trade names "Cytec Industries Inc.", "Cytec Acrylic Fibers Inc." and "Cytec Technology Corp."; and

                          (xiii) the Corporate Software (other than the rights
             of Purchaser created by the Services Agreement).

             (c) Nothing in this Agreement shall be construed as an attempt by any Cytec Party to assign any Acquired Contract or to transfer any Permit or Environmental Permit to the extent that such Acquired Contract, Permit or Environmental Permit is not assignable without the necessary consent of the other party or parties thereto. The Cytec Parties shall use commercially reasonable efforts, in cooperation with Purchaser, (i) to secure any necessary consent to the assignment to Purchaser at Closing of all Acquired Contracts which require such consent, (ii) to the extent that any such consent has not been obtained as of Closing, to secure any such consent as soon as practicable thereafter and (iii) to make any requisite filings or deliver any requisite notices to be made or delivered by any Cytec Party in connection with the transfer of any transferable Permits or Environmental Permits; provided, however, that none of the Cytec Parties shall be required to make any payment to any person or forego any benefits in order to obtain any such consent. If the Closing is consummated notwithstanding the absence of all third party consents necessary to the assignment of any Acquired Contract, or the transfer of any transferable Permits or Environmental Permits, at such time as such consents have been obtained, or such requisite filings and notices have been made or delivered, as applicable, such Acquired Contract, Permit or Environmental Permit shall be assigned or transferred to Purchaser automatically without any other conveyance or other action by Purchaser or any of the Cytec Parties. At any time after the Closing during which any Acquired Contract has not been assigned to Purchaser due to the absence of consent of any third party, or any transferable Permit or Environmental Permit has not been transferred to Purchaser in accordance with the requirements for such transfer, the Cytec Parties shall hold such Acquired Contract or, to the extent permitted by applicable law, Permit or Environmental Permit, for the exclusive benefit of Purchaser. Notwithstanding anything in this Agreement to the contrary, each Acquired Contract which should be set forth on the Disclosure Schedules and which may not be assigned to Purchaser without the consent of a third party shall constitute an Excluded Contract, and any and all liabilities and obligations thereunder shall constitute Excluded Liabilities, until the earliest to occur of (i) the obtaining of such consent, (ii) the receipt by Purchaser of a benefit under such Acquired Contract after the Cytec Parties have complied with the second sentence of this Section 2.02(c), (iii) the performance by such third party of any of its obligations under such Acquired Contract after the Cytec Parties have complied with the second sentence of this Section 2.02(c) and
(iv) any act or course of conduct that constitutes a waiver by such third party of its rights and remedies relating to the assignment of such Acquired Contract without such third party's consent. Until such time as the consent to the transfer of any Permit or Environmental Permit referred to in the second preceding sentence is obtained, to the extent that Purchaser is not receiving the benefits of such Permit or Environmental Permit as contemplated by this
Section 2.02(c), such Permit or Environmental Permit shall constitute an Excluded Asset and any and all liabilities and obligations under such Permit or Environmental Permit shall constitute Excluded Liabilities.

            SECTION 2.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser and the Cytec Parties shall execute and deliver at the Closing an Assumption Agreement, in the form of Exhibit M (the "Assumption Agreement"), pursuant to which Purchaser shall assume and agree to pay, perform and discharge when due, all liabilities or obligations whatsoever, whether arising before or after the Closing and whether known or unknown, fixed or contingent, other than the Excluded Liabilities, that relate primarily to or arise primarily out of the operation of the Business (the "Assumed Liabilities"), including:

                          (i) all obligations and liabilities of Parent (which
             term, for purposes of this Section 2.03(a), shall exclude Cyanamid) or Seller under the Acquired Contracts;

                          (ii) all Business Accounts Payable in existence as of
             the Closing Date;

                          (iii) all obligations and liabilities in respect of
             any and all acrylic fiber or activator sold by the Business at any time, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

                          (iv) all obligations and liabilities of Parent or
             Seller in respect of amounts paid by any customer of the Business in excess of amounts owed by such customer;

                          (v) all obligations and liabilities arising as a
             result of the ownership or occupancy of Parent or Seller, or the operation of the activities conducted at, the Santa Rosa Facility or any Leased Property, other than the Excluded Real Property, including all obligations and liabilities relating to personal injury or Environmental Laws, other than Off-Site Environmental Liabilities and Escambia Bay Liabilities;

                          (vi) all obligations and liabilities of Parent or
             Seller to or in respect of any current or former
                          employee of the Business, other than any obligations or liabilities arising under or in connection with the Excluded Contracts;

                          (vii) all the obligations and liabilities arising
             under or in connection with the Benefit Plans to the extent assumed by Purchaser under Section 5.05;

                          (viii) any obligation or liability for Taxes attrib
             utable to the Business or relating to the Acquired Assets, other than Taxes based on gross receipts, income or profits for any periods (or portions thereof) ending on or prior to the Closing Date and other than Taxes that are the responsibility of any of the Cytec Parties pursuant to Section 5.07; and

                          (ix) subject to Section 2.02(c), all obligations and
             liabilities arising out of the Business which pertain to Business Intellectual Property;

                          (x) any Sterling Specified Exposure Liability; and

                          (xi) any Sterling Escambia Bay Liability.

Notwithstanding anything contained herein or in the Assumption Agreement to the contrary, Purchaser shall not be responsible for, and the Assumed Liabilities shall not include, the Excluded Liabilities, all of which the Cytec Parties agree to retain, pay, perform, fulfill, discharge and remain responsible for. Nothing in this Section 2.03(a) or in any Ancillary Agreement is intended to negate or impair the indemnification obligations of the Cytec Parties under
Article VIII or elsewhere in this Agreement.

             (b) The term "Excluded Liabilities" shall mean:

                          (i) all obligations or liabilities of the Cytec
             Parties under the Operative Documents (other than the obligations and liabilities assigned to Purchaser under the Acrylonitrile Assignment and Assumption);

                          (ii) all obligations or liabilities under the Excluded
             Contracts;

                          (iii) all obligations and liabilities relating to the
             Excluded Assets;

                          (iv) any obligation or liability for Taxes that are
             the responsibility of any of the Cytec Parties pursuant to Section 5.07;

                          (v) any obligation or liability of Parent or Seller
             for Taxes based on gross receipts, income or profits attributable to the Business or relating to the Acquired Assets for any periods (or portions thereof) ending on or prior to the Closing Date;

                          (vi) except as otherwise provided in Section 5.05, any
             obligation or liability of Parent or Seller arising under or in connection with any Benefit Plan;

                          (vii) any Off-Site Environmental Liability;

                          (viii) any Intercompany Payable to the extent such
             Intercompany Payable is not a Business Accounts Payable;

                          (ix) any obligation or liability in respect of any
             breach or alleged breach by any Cytec Party or any director, officer, employee or agent of any Cytec Party of any Governmental Rule in respect of antitrust matters (other than the Transactions);

                          (x) any obligation or liability of the Cytec Parties,
             other than those obligations and liabilities to be assumed by Purchaser pursuant to Section 5.05 and other than those obligations and liabilities included in the definition of "Business Accounts Payable", relating to any salaries, bonuses, wages or other compensation or any employee benefit of whatsoever nature (including payments relating to retirement, death, illness, sick leave, vacations and severance) arising out of service to or employment by any of the Cytec Parties or any of their Affiliates prior to the Closing Date;

                          (xi) any Cytec Specified Exposure Liability; and

                          (xii) any Cytec Escambia Bay Liability.

             SECTION 2.04. Consideration. (a) The total consideration to be paid by Purchaser to the Cytec Parties for the Acquired Assets shall consist of:

                          (i) the payment to Parent of cash in the amount of
             $56,000,000, plus the Closing Date Net Working Capital (the "Cash Amount");

                          (ii) the delivery to Parent of the Preferred Stock;

                          (iii) the assumption by Purchaser of the Assumed
             Liabilities pursuant to the Assumption Agreement; and

                          (iv) the Earn-Out Payments, if any.

             (b) As of Closing, Purchaser shall:

                          (i) deliver to Parent a certificate, registered in the
             name of Parent, evidencing the Preferred Stock, such certificate to bear the legend set forth in Exhibit N;

                          (ii) execute and deliver the Assumption Agreement;
             and

                          (iii) pay to Parent an amount in cash equal to the
             Closing Date Cash Payment. For purposes hereof, the "Closing Date Cash Payment" shall equal the sum of $56,000,000 plus 95% of the Estimated Closing Date Net Working Capital. Not later than five business days prior to the Closing Date, Parent shall deliver to Purchaser an estimate of Net Working Capital as of the Closing Date (the "Estimated Closing Date Net Working Capital"), including an estimate of the amount of each of the Business Accounts Receivable, Business Inventory and Business Accounts Payable as of the Closing Date.

            (c)  After the Closing:

                          (i) in accordance with Section 2.05, (A) Purchaser
             shall pay to Parent the excess, if any, of the Cash Amount over the Closing Date Cash Payment, if any, plus interest on such excess accruing from the Closing Date through the date such excess is paid at a rate per annum equal to 6% or (B) Parent shall pay to Purchaser the excess of the Closing Date Cash Payment over the Cash Amount, if any, plus interest on such excess accruing from the Closing Date through the date such excess is paid at a rate per annum equal to 6%; and

                          (ii) in accordance with the Earn-Out Agreement,
             Purchaser shall pay to Parent the Earn-Out Payments, if any.

Any payment required to be made pursuant to Section 2.04(c)(i) shall be made in immediately available funds within ten business days after the Statement becomes final and binding on the parties.

            SECTION 2.05. Reconciliation of the Consideration. (a) Within 30 days after the Closing Date, Parent shall prepare and deliver to Purchaser a statement (the "Statement"), certified by an officer of Parent and Seller, setting forth the Closing Date Net Working Capital, including the amount of each of Business Accounts Receivable, Business Inventory, Business Accounts Payable and the Capital Expenditure Deficiency as of the Closing Date. Purchaser and its auditors shall have the right to observe any physical count of the Business Inventory for purposes of determining Closing Date Net Working Capital. If requested by Parent, Purchaser shall assist Parent in the preparation of the Statement and shall provide Parent and its accountants access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

            (b) During the 30-day period following Purchaser's receipt of the Statement (the "Review Period"), Parent and Seller shall provide Purchaser and its independent auditors access to the working papers of Parent or Parent's auditors relating to the Statement. The Statement shall become final and binding upon the parties at the end of the Review Period, unless Purchaser gives written notice of its disagreement with the Statement ("Notice of Disagreement") to Parent prior to the end of the Review Period. Any Notice of Disagreement shall specify in reasonable detail the nature of any dis agreement so asserted. If a Notice of Disagreement is received by Parent in a timely manner, then the Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Cytec Parties and the Sterling Parties on the earlier of (i) the date Parent and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator.

            (c) During the 30-day period following the delivery of a Notice of Disagreement, Parent and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, (i) Parent and its auditors shall have access to the working papers of Purchaser or Purchaser's auditors relating to the Notice of Disagreement and (ii) Purchaser and its auditors shall have access to the working papers of Parent and Parent's auditors relating to the disputed matters identified in the Notice of Disagreement. If, at the end of such 30-day period, Parent and Purchaser have not so resolved such differences, Parent and Purchaser shall submit to Arthur Andersen LLP (Chicago office) or such other nationally recognized independent public accounting firm as Purchaser and Parent may mutually agree upon in writing (the "Arbitrator") for arbitration, all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Arbitrator will base its decision on a calculation of the Closing Date Net Working Capital that is determined in all respects by reference to this Agreement. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following the submission thereto. Such decision shall be final and binding on the Cytec Parties and the Sterling Parties as an arbitral award. Except as specified in the next sentence, the cost of any arbitration (including the fees and expenses of the Arbitrator) pursuant to this Section 2.05(c) shall be borne by Purchaser and the Cytec Parties in inverse proportion as they may prevail on matters resolved by the Arbitrator, which proportionate allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of the matters submitted. The fees and disbursements of the Cytec Parties' counsel and independent auditors incurred in connection with the preparation of the Statement and its review of any Notice of Disagreement or any arbitration shall be borne by the Cytec Parties, and the fees and disbursements of Purchaser's counsel and independent auditors incurred in connection with their review of the Statement or any arbitration shall be borne by Purchaser.

            (d) During the period of time from and after the Closing Date through the resolution of any adjustment contem plated by this Section 2.05, Purchaser shall not knowingly take any actions with respect to the accounting books and records of the Business on which the Statement is to be based that are not consistent with the past practices of the Business in any material respects except to the extent required by GAAP. Also during such period, Purchaser shall afford to Parent and any accountants, counsel or financial advisers retained by Parent in connection with any adjustment to the Purchase Price contemplated by this Section 2.05 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustment contemplated by this Section 2.05. Likewise, during such period, Parent shall afford to Purchaser and any accountants, counsel or financial advisors retained by Purchaser in connection with any adjustment to the Purchase Price contemplated by this Section 2.05 reasonable access during normal business hours to all the books, contracts, personnel and records of Parent or Seller relevant to the adjustment contemplated by this Section 2.05.

                               ARTICLE III

                               The Closing

            SECTION 3.01. Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the "Closing") shall take place at the offices of Andrews & Kurth, L.L.P., 4200 Texas Commerce Tower, 600 Travis, Houston, Texas 77002, at 10:00 a.m., Houston, Texas time, on the second business day following the satisfaction of the conditions set forth in Article VI, or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").

             SECTION 3.02. Transactions To Be Effected at the Closing. At the
Closing:

            (a) each of the Cytec Parties, as appropriate, shall duly execute and deliver to Purchaser (i) a General Conveyance, Transfer and Assignment covering all of the Acquired Assets in the form of Exhibit O, (ii) a special warranty deed in the form of Exhibit B, in recordable form, covering the real property included in the Acquired Assets and (iii) such other deeds, bills of sale, assignments and other instruments of conveyance and transfer, consistent with the provisions of this Agreement, as Purchaser may reasonably request (collectively, the "Conveyance Documents").

            (b) the Cytec Parties shall deliver or cause to be delivered to Purchaser the documents required to be delivered by them and referred to in
Section 6.02, in each case appropriately executed;

            (c) the Sterling Parties shall deliver or cause to be delivered to Seller (i) the documents required to be delivered by them and referred to in
Section 6.03, in each case appropriately executed, (ii) the stock certificate in respect of the Preferred Stock, and (iii) the Closing Date Cash Payment by wire transfer in immediately available funds to the bank account or accounts designated in writing by Parent at least five business days prior to the Closing Date; and

            (d) each other person party to an Ancillary Agreement shall execute and deliver such Ancillary Agreement.

            SECTION 3.03. Prorations. At the Closing, ad valorem, property and similar Taxes on or with respect to the Acquired Assets, except those included in the calculation of Closing Date Net Working Capital, shall be prorated between Parent and Purchaser as of the Closing Date, with Parent liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date. Except as otherwise agreed by Parent and Purchaser, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before the tax rate applicable to the year in which the Closing occurs is fixed, the apportionment of taxes shall be based upon the estimated tax rate for such year.

                                   ARTICLE IV

                         Representations and Warranties

             SECTION 4.01. Representations and Warranties of the Cytec Parties. Each of the Cytec Parties hereby represents and warrants to each of the Sterling Parties as follows:

            (a) Organization, Standing and Power. Each Cytec Party is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own the Acquired Assets owned by it and each of Parent and Seller has the requisite power and authority to carry on the Business as currently conducted. Each Cytec Party is qualified or registered to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect. Parent has made available to Purchaser true and complete copies of the Certificate of Incorporation and By-laws of each Cytec Party, in each case as amended through the date of this Agreement. Except as described in Schedule 4.01(a), no portion of the Business is conducted by any Affiliate of Parent other than Seller and Cytec Technology.

            (b) Authority. Each of the Cytec Parties has all corporate power and authority to execute and deliver the Operative Documents to which it is a party and to consummate the Transactions. The execution and delivery by each Cytec Party of the Operative Documents to which it is a party and the consummation of the Transactions by such Cytec Party have been duly authorized by all necessary corporate action on the part of such Cytec Party, and do not and will not require the approval of the stockholders of Parent. This Agreement has been duly executed and delivered by each of the Cytec Parties and constitutes, and each Ancillary Agreement to be entered into by such Cytec Party will be duly executed and delivered at the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of such Cytec Party enforceable against such Cytec Party in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Except as set forth on Schedule 4.01(b), the execution and delivery of this Agreement do not, and the consummation of the Transactions and the compliance with the terms thereof will not (i) violate in any material respect any material Governmental Rule applicable to any Cytec Party, the Business or the Acquired Assets, (ii) conflict with any provision of the certificate of incorporation or By-laws of any Cytec Party, (iii) conflict in any material respect with any material provision contained in, or constitute a material default under, any material Permit applicable to the Business or any material Contract to which any Cytec Party is a party or by which any Cytec Party or any of its property is bound, (iv) result in the creation of any Lien upon any of the Acquired Assets other than liens created by a Sterling Party or (v) require any material consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other person, except, in the case of Parent, (A) for the filing of a premerger notification report by Parent under the HSR Act and (B) the filing by Parent with the SEC of such reports under
Section 13(a) of the Exchange Act as may be required in connection with this Agreement.

            (c) Financial Statements. Appendix N sets forth the unaudited pro forma balance sheet data of the Business as of September 30, 1996 (the "Balance Sheet Data"), and the unaudited Pro Forma Statements of Operations of the Business for the fiscal years ended December 31, 1994 and December 31, 1995, and for the nine-month period ended September 30, 1996 (such pro forma statements, together with the Balance Sheet Data, being referred to collectively as the "Unaudited Financial Statements"). Each of (i) the Unaudited Financial Statements and (ii) Parent's financial statements (which have been prepared in accordance with GAAP) have been prepared from the books and records of Parent. The Unaudited Financial Statements fairly present in all material respects the financial condition and results of operations of the Business for the periods indicated, except in each case as described on Schedule 4.01(c)-1 and as may be described in the notes included therein. The cost of acrylonitrile purchases reflected in the Unaudited Financial Statements since January 1, 1994 is set forth in Schedule 4.01(c)-2.

            (d) Undisclosed Liabilities. The Business does not have any liabilities or obligations (whether or not accrued or contingent), and none of the Acquired Assets are subject to any liabilities or obligations, in either case, which would be required to be reflected in the Balance Sheet Data (or disclosed in a footnote thereto) if the Balance Sheet Data were prepared as a balance sheet prepared in accordance with GAAP, consistent with the historical practices of the

Business, except (i) as disclosed in the Balance Sheet Data or in Schedule 4.01(d), (ii) for liabilities incurred in the ordinary course of business, consistent with past practice since the date of the Balance Sheet Data which are not, individually or in the aggregate, material and (iii) for Excluded Liabilities. Except as disclosed in the Disclosure Schedules, none of the Cytec Parties has knowledge of any material contingent liabilities of the Business.

            (e) Compliance with Applicable Laws. Each Cytec Party is in compliance in all material respects with all material Governmental Rules which relate to the Business or the Acquired Assets. Except as set forth in Schedule 4.01(e), no Cytec Party has received any written notice since December 17, 1993, and, to the knowledge of any Cytec Party, since December 31, 1986, of any asserted material violation of any such material Governmental Rules and no Cytec Party has received any written notice that any material unresolved investigation or review by any Governmental Entity with respect to the Business or the Acquired Assets is pending or that any such investigation or review is contemplated. This Section 4.01(e) does not relate to environmental matters, which are the subject exclusively of Section 4.01(p).

            (f) Litigation; Decrees. Schedule 4.01(f) sets forth a list of certain lawsuits, claims, actions, investiga tions and proceedings relating to the Business. Except as set forth in such Schedule, there are no material suits, claims, actions, investigations or proceedings pending or, to the knowledge of any Cytec Party, threatened, and there are no material judgments, orders, injunctions or decrees of any Governmental Entity or arbitrational tribunal, in each case against or affecting any Cytec Party, the Business or the Acquired Assets or that challenges or seeks to enjoin or prevent the Transactions. None of the Cytec Parties is in default in any material respect under any material Governmental Rule or any judgment, order, injunction or decree of any Governmental Entity or arbitrational tribunal relating to the Business or the Acquired Assets. This Section 4.01(f) does not relate to environmental matters, which are the subject exclusively of Section 4.01(p).

            (g) Permits. The Cytec Parties possess all the Permits listed in
Schedule 4.01(g), and such Permits (i) constitute all Permits necessary to conduct the Business as now being conducted except for Permits, the absence or loss of which would not reasonably be expected to (A) have a Material Adverse Effect, (B) restrict, interfere with or otherwise adversely affect, in any material respect, the ability of Seller to conduct the Business as now being conducted, or (C) result in the imposition of material fines or penalties on Seller by one or more Governmental Entities and (ii) have not been revoked and have not expired in accordance with their terms. All Permits listed in Schedule 4.01(g), except as otherwise set forth therein, are either
(i) assignable to Purchaser without the consent or approval of any Governmental Entity or third party or (ii) of such ministerial nature that suitable replacements are generally readily obtainable in due course upon proper application therefor and without substantial risk of any material civil penalty. There are no Administrative Proceedings, suits, demands or investigations pending or, to the knowledge of the Cytec Parties, threatened which seek the revocation, cancellation, suspension or any adverse modification of any Permit listed in Schedule 4.01(g). None of the Cytec Parties is in violation of the terms of any such Permits, except for violations that, singly or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

            (h) Business Inventory. None of the Business Inventory fails to meet Seller's applicable quality and shipping specifications for such Inventory as in effect on the date hereof. In the event of a breach of the representation in the immediately preceding sentence, the aggregate amount of the Loss arising from or in connection with such breach for purposes of Section 8.01 shall equal the book value of the Business Inventory not meeting such specifications as of the Closing Date, and, if Purchaser elects to seek indemnification pursuant to
Section 8.01 with respect to such breach, Purchaser shall promptly return to Seller, free carrier Santa Rosa Facility, the Business Inventory not meeting such specifications. The amount of Business Inventory reflected in the Balance Sheet Data and in Closing Date Net Working Capital reflects the amount of the actual Business Inventory as of September 30, 1996 or the Closing Date, as applicable, booked in accordance with Seller's standard historical practice and as of the date hereof, computed in a manner consistent with GAAP, except to the extent set forth in Appendix G or Schedule 4.01(c)-1.

            (i) Products. Except as set forth in Schedule 4.01(i) and except for customer credits in the ordinary course of business, which do not in the aggregate exceed $250,000, the Cytec Parties have not (i) received payment under any Acquired Contract which requires delivery in the future of any products or services for which such payment was received and which, when aggregated with all other such payments, exceed $100,000 (other than any payment the amount of which is offset against any receivable included in Business Accounts Receivable in the Balance Sheet Data or the calculation of Closing Date Net Working Capital) or

(ii) delivered under any such Acquired Contract materially more products or services than any third party is obligated to acquire thereunder.

            (j) Title to Acquired Assets. The Cytec Parties have good, valid and marketable title to all the Acquired Assets free and clear of all Liens other than Permitted Liens. This paragraph (j) does not relate to real property or Leased Property, which are the subject exclusively of Section 4.01(k), or to Intellectual Property, which is exclusively the subject of Section 4.01(n).

            (k) Real Property. Seller has good and marketable title (within the meaning of Florida real property law) to the Santa Rosa Facility, free and clear of all Liens other than Permitted Liens. Schedule 4.01(k) sets forth a list of all real property and interests in real property (other than the New York Lease) leased by any of the Cytec Parties and used with respect to the operations of the Business (each parcel of such real property and each such interest in real property being herein called a "Leased Property"). Each agreement listed on
Schedule 4.01(k) creates, in favor of the relevant Cytec Party, a valid leasehold interest in the Leased Property covered thereby. To the knowledge of the Cytec Parties, none of the Cytec Parties is in default, and no notice of alleged default has been received by any of the Cytec Parties, under any agreement listed on Schedule 4.01(k), no lessor is in default or alleged to be in default thereunder and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party thereto, except for such defaults or alleged defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (l) Business Accounts Receivable. All the accounts receivable included under the line item "Accounts Receivable" in the Balance Sheet Data represent, and all the other Business Accounts Receivable represent, arms' length sales or transactions actually made or entered into in the ordinary course of the Business. All of the Business Accounts Receivable, net of reserves, are due within 12 months after the Closing and, except as would not be material in the aggregate to the Business taken as a whole, (i) are not subject to any counterclaim or set-off (other than normal consumer product return rights) and (ii) are not in dispute. Schedule 4.01(l) contains an aged schedule as of its date of items in the line item "Accounts Receivable" that are the Business Accounts Receivable.

             (m) Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedules, including

Schedule 4.01(m), since the date of the Balance Sheet Data, (i) Parent has conducted the Business, or has caused Seller to conduct the Business, in the ordinary course consistent with past practice, (ii) to the knowledge of the Cytec Parties, there has not occurred any event or condition which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iii) there has not occurred any event or condition which would be prohibited by Section 5.01 if such event or condition had taken place without the consent of Purchaser after the date hereof and prior to the Closing Date.

            (n) Intellectual Property. Schedule 4.01(n)-1 sets forth a true and complete list of all Intellectual Property owned or held by any Cytec Party that arises primarily out of the Business, other than any copyrights or Know-How. To the extent indicated on such Schedule, such Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office and other designated jurisdictions. To the extent such Intellectual Property is shown as registered in Schedule 4.01(n)-1, such Intellectual Property has been properly registered in all material respects, all material pending registrations and applications have been properly made and filed and each annuity, maintenance, renewal or other fee relating to material registrations or applications are current. Except as set forth on Schedule 4.01(n)-2, a Cytec Party is the sole and exclusive owner or holder of all of the Business Intellectual Property and since December 17, 1993, and, to the knowledge of any Cytec Party, since December 31, 1986, no Cytec Party has received any written notice, the subject of which has not been resolved, from any other person challenging the right of any Cytec Party to use any of the Business Intellectual Property or any rights thereunder. To the knowledge of the Cytec Parties, (i) the Business has been and is being conducted without material infringement of, and the Business Intellectual Property does not infringe in any material respect on, any Intellectual Property of any person and (ii) no person is infringing upon the Business Intellectual Property. Except as set forth on
Schedule 4.01(n)-3, no Cytec Party has granted any licenses or other rights and none of them has any obligation to grant licenses or other rights to any of the Business Intellectual Property to any other person. Except as set forth on
Schedule 4.01(n)-4, there are no inter ferences or other contested proceedings, either pending or, to the knowledge of any Cytec Party, threatened in the United States Copyright Office, the United States Patent and Trade mark Office or any Federal, state or local court or before any other governmental agency or tribunal, relating to any pending application with respect to any of the Business Intellectual Property.

            (o) Title to Seller and Cytec Technology Shares. Parent is the sole stockholder of Seller and Cytec Technology and, in such capacity, Parent has consented to the Transactions and to the execution, delivery and performance by Seller and Cytec Technology of the Operative Documents to which they are a party.

            (p)  Environmental Matters.  (i)  Except as
disclosed on Schedule 4.01(p) or except as would not, individually or in the aggregate, have a Material Adverse
Effect:

            (A) Seller possesses all permits, licenses, consents, franchises, approvals and authorizations necessary or required under any Environmental Law (each such permit, license, consent, franchise or approval being referred to as an "Environmental Permit") for the conduct of the Business as it is currently being conducted, including those on Schedule 4.01(p)(i)(A);

            (B) since December 17, 1993, and, to the knowledge of each Cytec Party, since December 31, 1986, each of Parent and Seller is and has been in compliance with all Environmental Permits and with all Environmental Laws applicable to the Business or the Acquired Assets, except to the extent such noncompliance has been cured or resolved without any compliance order or schedule of compliance;

            (C) since December 17, 1993, and, to the knowledge of each Cytec Party, since December 31, 1986, neither Parent nor Seller has received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that any of the Cytec Parties is or may be in violation of, or liable under, any Environmental Law applicable to the Business or the Acquired Assets or any Environmental Permit, except to the extent that the subject of such notices, letters or requests has been cured or resolved without any compliance order or schedule of compliance;

            (D) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent or Seller, threatened against Parent or Seller (I) alleging that any of the Cytec Parties may be in violation of, or liable under, any Environmental Law applicable to the Business or the Acquired Assets or (II) seeking to revoke, cancel, suspend or modify any of the Environmental Permits applicable to the Business or the Acquired Assets;

            (E) since December 17, 1993, and, to the knowledge of each Cytec Party, since December 31, 1986, no reports have been filed, or are required to be filed, with any Governmental Entity by Parent or Seller concerning the Release of any Hazardous Substance in violation of any Environmental Law applicable to the Santa Rosa Facility;

            (F) Seller has made available to Purchaser copies of all environmental investigations, studies, audits, tests, reviews or other analyses in the possession or under the control of any Cytec Party regarding compliance or noncompliance by the Business with any Environmental Law.

            (ii) The Santa Rosa Facility is not currently on and has never been on, and, to the knowledge of Parent or Seller, is not listed and has never been proposed for listing on, any federal or state "superfund" or "super lien" list, including CERCLA, and neither Parent nor Seller is currently taking, nor has it ever been required to take, any material corrective action with respect to the Santa Rosa Facility under the Resource Conservation and Recovery Act or any other Environmental Law, except for any such actions covered by an Environmental Permit.

             (iii) All financial assurances required by or under any Environmental Laws for the conduct of the Business as presently conducted are, to the knowledge of the Cytec Parties after due inquiry, in place.

             (q) Sufficiency of Acquired Assets. Except as set forth on Schedule 4.01(q), the Acquired Assets, together with the rights and services to be provided to Purchaser pursuant to the Operative Documents, are sufficient for the operation of the Business immediately after the Closing in substantially the same manner as it is currently operated; provided, however, that no representation is made pursuant to this Section 4.01(q) with respect to any restriction or condition on the ability of any Sterling Party to own or operate the Business arising out of facts or circumstances that are attributable to any of the Sterling Parties.

            (r) Contracts. Except for Contracts listed on Schedule 4.01(r)(i) through (xviii), which correspond to the numbered categories in the definition of "Material Contract" provided below, 4.01(s), 4.01(x), 4.01(y) or 4.01(z), and except for Excluded Contracts, none of the Cytec Parties is a party to or bound by any Material Contract. "Material Contract" shall mean any Contract of the types (whether one or more) listed below which relates primarily to the Business, the Acquired Assets or the Assumed Liabilities or which, by its terms or by operation of law, would be binding on Purchaser or the Business immediately after the Closing (it being understood that no representation is made pursuant to this Section 4.01(r) with respect to any restriction or condition on the ability of any Sterling Party to own or operate the Business arising out of facts or circumstances that are attributable to any of the Sterling Parties):

            (i) a Contract for the employment of any person with an annual base salary in excess of $50,000 or any consulting agreement involving aggregate future financial obligations of any Cytec Party in excess of $50,000;

            (ii) a Contract, other than a Benefit Plan, with any person providing any term of employment or compensation guarantee that is not terminable without penalty prior to the first anniversary of the date of this Agreement;

            (iii) except for Contracts set forth on Schedule 4.01(w) or Schedule 4.01(y), a Contract with or for the benefit of, any person providing for severance payments, termination payments or other benefits, the amount, nature, vesting or payment of which is contingent upon, or will be accelerated or otherwise affected by, a "change of control" or other similar event or occurrence;

            (iv) a Contract with any labor union or association;

            (v) a Contract with, or for the benefit of, any director, officer or Affiliate of any of the Cytec Parties;

            (vi) an indenture, note, loan or credit agreement or other Contract relating to the borrowing of money by any of the Cytec Parties or to the direct or indirect guarantee or assumption by any of the Cytec Parties of the obligation of any other person in excess of $100,000;

            (vii) any Contract containing a covenant not to compete or a material agreement to keep confidential any information of a third party;

            (viii) a lease or similar agreement under which any of the Cytec Parties is a lessee of, or holds or operates, any real property owned by any third party;

            (ix) a Contract involving future payment for goods or services by any of the Cytec Parties of more than $100,000 (unless terminable at the option of such Cytec

      Party (or, immediately after the Closing, Purchaser) without payment or penalty upon no more than 60 days' notice);

            (x) a Contract involving the obligation of any of the Cytec Parties to deliver in the future products or services for payment of more than $100,000 (unless terminable at the option of such Cytec Party without payment or penalty upon no more than 60 days' (or, immediately after the Closing, Purchaser) notice);

            (xi) a Contract for the sale of any of the Acquired Assets (other than sales of Inventory in the ordinary course of business) for more than $50,000 individually or $250,000 in the aggregate with all other Contracts containing such obligation or the grant of any preferential rights (it being understood that licenses and exclusive dealing arrangements are not considered to be preferential rights for this purpose) to purchase any of the Acquired Assets or requiring the consent of any person to the transfer of any of the Acquired Assets;

            (xii) a Contract evidencing or creating any Lien on the Acquired Assets (other than Permitted Liens arising for matters occurring on or before the Closing Date);

            (xiii) a Contract with any Governmental Entity (which Contract does not otherwise come within the definition of Material Contract), the loss of which would reasonably be expected, individually or in the aggregate,
      (a) to have a Material Adverse Effect, (b) to restrict, interfere with or otherwise adversely affect, in any material respect, any Cytec Party's (or, immediately after the Closing, Purchaser's) ability to conduct the Business in substantially the same manner in which it is currently conducted or (c) to result in the imposition of any material fines or penalties on any Cytec Party (or, immediately after the Closing, Purchaser) by one or more Governmental Entities;

            (xiv) any Contract that would restrict, in any material respect, the ability of such Cytec Party (or, immediately after the Closing, Purchaser)
      (a) to incur or assume indebtedness, (b) to sell, transfer, convey, encumber or otherwise dispose of the Business or any material item of the Acquired Assets or (c) to continue to conduct the Business in substantially the same manner in which it is currently conducted;

            (xv) a Contract with, or for the benefit of, Cyanamid or any of its Affiliates;

            (xvi) a Contract involving a joint venture, profit sharing or similar arrangement (other than the Benefit Plans and commission arrangements entered into in the ordinary course of business);

            (xvii) a Contract obligating or that would obligate any of the Cytec Parties (or, immediately after the Closing, Purchaser) to make a loan or advance in excess of $50,000 to, or an investment in excess of $50,000 individually or $250,000 in the aggregate with all other Contracts containing such obligation, any person, other than extensions of credit in connection with sales of Inventory or the rendering of services by the Business in the ordinary course of business; or

            (xviii) a Contract obligating any of the Cytec Parties to pay monies in excess of $250,000, but excluding any such Contract which is terminable at the option of the applicable Cytec Party without payment or penalty upon no more than 60 days' notice.

Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been delivered to Purchaser by Parent. Each Acquired Contract that is a Material Contract is a valid and binding obligation of the Cytec Parties a party thereto. None of the Cytec Parties is in default in any material respect, and no notice of alleged material default has been received by any of the Cytec Parties under any Acquired Contract. To the knowledge of any Cytec Party, (x) no other person is in default in any material respect or alleged to be in default in any material respect under any of the Acquired Contracts and (y) there exists no condition or event which, after notice of lapse of time or both, would constitute a material default by any party thereto.

             (s) Employee Benefits. (i) Schedule 4.01(s) contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), stock option, stock purchase, stock appreciation, stock bonus, deferred compensation plan, program or arrangement, and each other employee fringe benefit plan, program or arrangement maintained, provided or contributed to or required to be maintained, provided or contributed to by any of the Cytec Parties or any of their Affiliates (excluding Cyanamid and any of its Affiliates) for the benefit of, or relating to, any present or former Business Employees or their beneficiaries (all the foregoing being herein called "Benefit Plans"). The Unaudited Financial Statements reflect an allocation of costs relating to the Benefit Plans by the Parent to the Business in accordance with Schedule 4.01(c)-2. Except as set forth in Schedule 4.01(c)-2, the allocated costs of the Benefit Plans reflected in the Unaudited Financial Statements are not different in any material respect from the actual costs therefor. Parent has made available to Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof) and (ii) the most recent summary plan description for each Benefit Plan (if any such description was required).

            (ii) No Benefit Plan is a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA), and, since December 17, 1993, none of the Cytec Parties has ever contributed nor been obligated to contribute to any such multiemployer plan. Each of the Cytec Savings Plan and the Cytec Defined Benefit Plan is in compliance in all material respects with ERISA and all other applicable material laws, and has been administered in accordance with its terms in all material respects.

            (t) Terminations, Proceedings, Penalties, Etc. Since December 17, 1993, with respect to each employee benefit plan (including the Benefit Plans) that relates to the Business or any present or former Business Employees and that is subject to the provisions of Title IV of ERISA and in respect of which any of the Cytec Parties (excluding Cyanamid) or any of their respective assets and properties may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

            (i) no such plan has been terminated so as to subject, directly or indirectly, any of the Acquired Assets to any liability or the imposition of any Lien under Title IV of ERISA;

            (ii) no proceeding has been initiated or, to the knowledge of any of the Cytec Parties, threatened by any person (including the PBGC) to terminate any such plan;

            (iii) no Reportable Event has occurred with respect to any such plan; and

            (iv) no such plan which is subject to Section 302 of ERISA or
      Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in

      Section 302 of ERISA and Section 412 of the Code, respectively) whether or not waived.

            (u) Prohibited Transactions. There have been no "prohibited transactions" by any Cytec Party within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Benefit Plan.

            (v) Full Funding. As of December 31, 1995, except as disclosed in Parent's Annual Report to Shareholders for 1995 (a copy of which has been delivered to Purchaser), the funds available under the Cytec Defined Benefit Plan and the Cytec Past Service Retirement Plan equal or exceed the amounts required to be paid, on account of rights vested or accrued as of December 31, 1995 (using the actuarial methods and assumptions used at December 31, 1995 by the Cytec Parties' actuaries in connection with the funding of such plans).

            (w) No Triggering of Obligations; Controlled Group; Affiliated Service Group. (i) The consummation of the Transactions will not, except as disclosed on Schedule 4.01(w) or as otherwise contemplated by this Agreement,
(A) entitle any Acquired Employee to severance pay or unemployment compensation or (B) accelerate the time of vesting of compensation due to any Acquired Employee.

            (ii) Since December 17, 1993, none of the Cytec Parties has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. The consummation of the Transactions will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

            (x) Future Commitments. Except as set forth in Schedule 4.01(x), none of the Cytec Parties has announced any plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan which plans, commitments, amendments and modifications, in the aggregate, would result in the Benefit Plans thereafter not being substantially equivalent in value to the Benefit Plan as in effect since January 1, 1996.

            (y) Bonus Agreements. Except for those agreements listed on Schedule 4.01(y), no Cytec Party nor any subsidiary of any Cytec Party has any agreement with any Acquired Employee that entitles such employee to any bonus or other incentive compensation in connection with the consummation of the Transactions or for which the consummation of the

Transactions would accelerate the time of payment or increase the amount of compensation due to any Acquired Employee.

            (z) Bonds. Schedule 4.01(z) is a complete and accurate list and description of all bonds, deposits, financial assurances and insurance coverage required by Governmental Rule to be submitted to Governmental Entities in connection with the conduct of the Business as presently being conducted, except for bonds, deposits, financial assurances and insurance coverage the failure of which to provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (aa) Labor Matters. Except as disclosed on Schedule 4.01(aa) or as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) since December 17, 1993, and, to the knowledge of each Cytec Party, since December 31, 1986, none of the Cytec Parties has experienced any labor disputes, demands for certification or any work stoppage due to labor disagreements, (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of any of the Cytec Parties, threatened against any Cytec Party in respect of the Business, (iii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the knowledge of any of the Cytec Parties, threatened against or affecting any of the Cytec Parties in respect of the Business nor any secondary boycott with respect to any products produced by the Business, (iv) no grievance is pending, nor has any arbitration proceeding arising out of or under collective bargaining agreements been requested, and no such arbitration proceeding is pending or scheduled, in each case in respect of the Business, (v) there are no Administrative Proceedings or suits against any of the Cytec Parties in respect of the Business concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of any of the Cytec Parties, threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or Governmental Entity, and (vi) no person has, to the knowledge of any of the Cytec Parties, asserted that any of the Cytec Parties is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

            (bb) Investment Representation. The acquisition of the Preferred Stock by Parent is for Parent's own account, is for investment purposes and is not with a view to, or for offer or sale for STX in connection with, the distribution of any shares of Preferred Stock in violation of the Securities Act or any state securities laws. Parent has no present intention of selling or otherwise disposing of any shares of Preferred Stock. Parent has reviewed all information relating to STX and its subsidiaries that Parent deems necessary or desirable in connection with its decision to acquire the Preferred Stock.

            (cc) Taxes. Each of the Cytec Parties has filed and properly completed all Tax returns and other reports that it is required by Governmental Rule to file on or before the date hereof or the Closing Date, as applicable, with respect to the Business or the Acquired Assets and has paid all Taxes that are due and payable for periods ending on or before the date hereof or the Closing Date, as applicable, pursuant to such returns and reports, the non-payment of which might (i) subject the Acquired Assets to sale, forfeiture or loss, (ii) interfere in any material respect with the use or disposition of any Acquired Asset or (iii) have a Material Adverse Effect.

            (dd) No Knowledge of Misrepresentations. The Specified Cytec Representatives have no actual knowledge that the representations and warranties of any Sterling Party made in this Agreement are not true.

            (ee) Survey and Title Commitment. The Cytec Parties have heretofore delivered to Purchaser (i) a true and correct copy of a land survey prepared by Baskerville-Donovan, Inc. dated December 20, 1996, with respect to the Santa Rosa Facility (the "Survey") and (ii) a true and correct copy of a current owner's ALTA title policy commitment prepared by Lawyer's Title Insurance Corporation dated October [27], 1996 (the "Title Commitment").

            SECTION 4.02. Representations and Warranties of Purchaser. Each of the Sterling Parties hereby represents and warrants to Parent as follows:

            (a) Organization, Standing and Power. Each of the Sterling Parties
(i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted and (ii) is qualified or registered to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of STX and its subsidiaries, taken as a whole. Purchaser has heretofore made available to Parent true and complete copies of the certificates of incorporation and by-laws of the Sterling Parties, in each case as amended through the date of this Agreement.

            (b) Authority. Each of the Sterling Parties has all corporate power and authority to execute and deliver the Operative Documents to which it is a party and to consummate the Transactions, and STX has all corporate power and authority to issue the Preferred Stock. The execution and delivery by each Sterling Party of the Operative Documents to which it is a party and the consummation of the Transactions by such Sterling Party have been duly authorized by all necessary corporate action on the part of such Sterling Party, and do not and will not require the approval of the stock holders of STX. This Agreement has been duly executed and delivered by each Sterling Party and constitutes, and each Ancillary Agreement to which such Sterling Party is a party will be duly executed and delivered by such Sterling Party at the Closing and when so executed and delivered will consti tute, a legal, valid and binding obligation of such Sterling Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by the Sterling Parties do not, and the consummation of the Transactions by the Sterling Parties will not, (i) violate any Governmental Rule applicable to it, (ii) conflict with any provision of the certificate of incorporation or by-laws of any Sterling Party, (iii) conflict with any provision contained in, or constitute a default under, any material Contract to which any Sterling Party is a party or by which any Sterling Party or any of their respective properties are bound or (iv) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other person, except as provided in paragraph (d) below and except for (A) the filing of a premerger notification report by Purchaser under the HSR Act and (B) the filing by STX with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement.

            (c) Litigation; Decrees. There are no (i) judgments, orders, injunctions or decrees of any Governmental Entity or arbitrational tribunal against any Sterling Party, (ii) suits, claims, actions, investigations or proceedings pending or, to the knowledge of Purchaser, threatened in writing against or affecting any Sterling Party which, in the cases of clauses (i) or (ii), would reasonably be expected to prevent or materially delay the ability of such Sterling Party to perform its obligations hereunder.

            (d) No Knowledge of Misrepresentations. The Specified Sterling Representatives have no actual knowledge that the representations and warranties of any Cytec Party made in this Agreement or any Ancillary Agreement are not true.

            (e) Preferred Stock. When delivered to Parent in accordance with this Agreement, the Preferred Stock will be duly authorized, validly issued, fully-paid and nonassessable. All corporate action (including stockholder approval) required on the part of STX for the authorization, issue and sale of the Preferred Stock has been duly and validly taken, except for the filing of an appropriate certificate of designation relating to the Preferred Stock in accordance with the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of STX.

            (f) SEC Reports; Phase I Study. Purchaser has heretofore provided to Parent true and complete copies of (i) STX's annual report on Form 10-K for the fiscal year ended September 30, 1996, (ii) STX's proxy statement dated July 19, 1996 relating to a special meeting of its stockholders held on August 20, 1996,
(iii) Amendment No. 3 to STX's Registration Statement on Form S-1 (Registration No. 333-04343), as filed with the SEC on August 12, 1996, including all exhibits thereto which have been requested by Parent, (iv) the Phase I Study and (v) the Holdings Pension Plans. The audited financial statements included in the annual report referred to in clause (i) above have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position and operations of STX and its subsidiaries on the date and for the period covered thereby (except as may be indicated thereon or in the notes thereto).

            (g) Financing. Purchaser has obtained the commitment of The Chase Manhattan Bank in respect of the Financing and such commitment has neither been revoked nor expired in accordance with its terms.

            (h) Capital Stock. The authorized capital stock of STX consists of 20,000,000 shares of Common Stock, par value $0.01 per share and 2,000,000 shares of preferred stock ("STX Preferred Stock"). As of the date hereof, no shares of STX Preferred Stock are outstanding. No shares of Senior Stock or

Parity Stock (each as defined in the Designation of Rights in respect of the Preferred Stock) are outstanding.

                                ARTICLE V

                                Covenants

            SECTION 5.01. Covenants of the Cytec Parties Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, each of the Cytec Parties agrees (except as expressly provided in this Agreement or Schedule 5.01 hereto, or to the extent that Purchaser shall otherwise consent in writing) that:

            (a) Ordinary Course. Each of the Cytec Parties shall (i) operate the Business and the Acquired Assets in the ordinary course in substantially the same manner as presently conducted, (ii) maintain the Business Records in substantially the same manner as presently maintained, (iii) use commercially reasonable efforts to preserve intact the Business' present business organization and reputation in all material respects, (iv) to the extent consistent with the past practices of the Business in the ordinary course of its business, keep available the services of substantially all of the Business' present officers and employees, (v) prevent the Business Employees from being exposed to acrylonitrile or asbestos at the Santa Rosa Facility at levels above those permitted by OSHA (it being understood that the sole liability of the Cytec Parties for breach of this clause (v) shall be for the incremental Losses from exposure of such persons to acrylonitrile or asbestos between the date hereof and the Closing Date), (vi) to the extent consistent with the past practices of the Business in the ordinary course of its business, preserve the Business' relationships and goodwill with customers, suppliers and others having business dealings with the Business and (vii) maintain its current repair and maintenance practices for capital equipment and real property (including improvements thereon and fixtures thereto); provided, however, that nothing contained in this paragraph shall be deemed to require the expenditure of any funds out side the ordinary course of business.

            (b) No Dispositions, Etc.; Limitation on Acquisitions. None of the Cytec Parties shall, directly or indirectly, (i) sell, lease, transfer or otherwise dispose of, or agree to sell, lease, transfer or otherwise dispose of, any of the Acquired Assets other than sales of Business Inventory and other dispositions in the ordinary course of business consistent with prior practice and except that (A) Parent may transfer any Acquired Assets owned by it to Seller and

(B) Cytec Technology may transfer any Business Intellectual Property owned by it to Seller, (ii) purchase, acquire or lease any assets or properties which would constitute Acquired Assets and the accounts payable in respect of which will be included as Business Account Payables on the Closing Date, other than in the ordinary course of business consistent with prior practice or (iii) pledge or encumber any of the Acquired Assets other than in the ordinary course of business consistent with past practice.

            (c) Employees. None of the Cytec Parties shall, directly or indirectly, (i) enter into or amend, or commit itself to enter into or amend, any employment, severance, consulting, compensation or special pay Contract, with respect to termination of employment or otherwise, or other similar Contracts with any Business Employees except in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any material pension, retirement, allowance or other employee benefit to any present Business Employee, other than for benefit entitlements under Benefit Plans in effect on the date of the Balance Sheet Data in accordance with the terms of such Benefit Plans, (iii) adopt, enter into or amend, or commit itself to adopt, enter into or amend, any of the Benefit Plans, except (A) to comply with changes in applicable Governmental Rules, (B) as made on a basis applicable to Parent and its subsidiaries on a company-wide basis (in which case Parent shall promptly advise Purchaser thereof) or (C) to the extent all such adoptions, entrances and commitments would result in the benefits under the Benefit Plans thereafter not being substantially equivalent in value to the Benefit Plans as of the date hereof, or (iv) increase the salary of any Business Employee, except as required pursuant to existing employment Contracts or in the ordinary course of business consistent with prior practice.

            (d) Material Contracts. Notwithstanding anything in this Agreement to the contrary, none of the Cytec Parties shall, directly or indirectly, enter into any Material Contract, including any Material Contract for the purchase of capital assets, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld). None of the Cytec Parties shall amend, modify or terminate, or agree to amend, modify or terminate, any Acquired Contract, in each case in any material respect, other than in the ordinary course of business consistent with past practice. The Cytec Parties shall promptly deliver to Purchaser a copy of any such amendment, modification or termination.

             (e) Other Actions. None of the Cytec Parties shall, directly or indirectly, take any action that would reasonably be expected to (i) result in any of the representations and warranties of any Cytec Party set forth in this Agreement becoming untrue in any material respect, (ii) result in any of the conditions of the Closing set forth in Article VI not being satisfied in a timely manner or
(iii) individually or in the aggregate, have a Material Adverse Effect.

            (f) Advise of Changes. Parent shall advise Purchaser in writing within a reasonable time thereafter of the occurrence after the date hereof and on or prior to the Closing Date of any matter or event that (i) has had or would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) has caused or would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or incorrect from the date hereof to the Closing Date or (iii) has caused or would reasonably be expected to cause any of the conditions set forth in Article VI to not be satisfied in a timely manner; provided, however, that the delivery of any such notice pursuant to this paragraph (f) shall not limit or otherwise affect the remedies hereunder of Purchaser.

            SECTION 5.02. Purchaser's Access to Information Prior to Closing. The Cytec Parties shall afford to the Sterling Parties and their respective directors, officers, employees, accountants, financial advisors, financing sources, environmental consultants, counsel and other representatives reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Closing to all the Acquired Assets, the Business Employees and other personnel who perform duties in respect of the Acrylic Fibers Business and, to the extent that they relate in any material respect to the Acquired Assets, the Assumed Liabilities or the Acquired Employees, the Excluded Records; provided, however, that the Cytec Parties shall not be required to disclose any information with respect to an Acquired Employee to the extent that such disclosure is prohibited by applicable law. The Cytec Parties consent and agree that Purchaser and its directors, officers, employees, accountants, financial advisors, financing sources, environmental consultants, counsel and other representatives shall be entitled at any time to solicit information from and to otherwise contact any and all Governmental Entities and other third parties with respect to matters involving the Business or the Acquired Assets, including compliance with Environmental Laws. The Sterling Parties shall have the right, at their sole expense, to make and retain copies, extracts and summaries of all such reports, books and records and information made available hereunder. Subject to Sections 4.02(d) and 5.12, no investigation by or on behalf of the Sterling Parties shall affect in any manner the representations, warranties,




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                                                                    52

covenants or indemnities of the Cytec Parties contained in the Operative Documents, the right of the Sterling Parties to rely upon such representations and warranties or the conditions to the obligations of any party to consummate the Closing. Purchaser acknowledges that any information being provided to it or its representatives by Parent pursuant to this Agreement is subject to the terms of a confidentiality agreement between The Sterling Group, Inc. and Goldman Sachs & Co., on behalf of Parent, dated May 31, 1996 (the "Confidentiality Agreement"), which terms are incorporated herein by reference.

            SECTION 5.03. Records; Financial Information; Attorney Work Product.
(a) On the Closing Date, the Cytec Parties shall deliver or cause to be delivered to Purchaser all of the Business Records; provided, however, that the Cytec Parties shall be entitled to retain copies of such Business Records as it deems appropriate. Each of the Cytec Parties agrees that, at its own expense, it
(i) shall preserve and keep all Excluded Records for a period of (A) in the case of tax returns, schedules, work papers and other supporting documentation, for a period of seven years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be prudent in connection with any ongoing litigation or Administrative Proceeding, and (B) in the case of all other Excluded Records, for a period of four years, and (ii) shall make the foregoing available to the Sterling Parties after the Closing during normal business hours as may be reasonably requested. In the event any Cytec Party wishes to destroy any of the Excluded Records after the time specified above, it shall first give 60 days' prior written notice to the Sterling Parties, whereupon the Sterling Parties shall have the right, at their option and expense, and upon prior written notice given to such Cytec Party within such 60-day period, to take possession of all or any portion of such Excluded Records.

            (b) Purchaser agrees that, at its own expense, it (i) shall preserve and keep the Business Records delivered to it at the Closing by the Cytec Parties (A) in the case of tax returns, schedules, work papers and other supporting documentation, for a period of seven years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be prudent in connection with ongoing litigation or Administrative Proceedings, and (B) in the case of all other Business Records, for a period of four years, and (ii) shall make the foregoing available to Parent after the Closing during normal business hours as may be reasonably requested. In the event Purchaser wishes to destroy such Business Records after the time specified above, it shall first give 60 days' prior written notice to Parent, whereupon Parent shall have the right, at its option and expense, and upon prior written notice given to Purchaser within such 60-day period, to take possession of all or any portion of such Business Records.

            (c) All information received or retained by the Cytec Parties or any representative of either of them pursuant to paragraph (a) or (b) of this
Section 5.03 shall be treated as confidential by each of them and such representatives and, except to the extent such information is or becomes generally available, the Cytec Parties and their respective representatives shall use all reasonable efforts to maintain the confidentiality of such information, all upon and subject to the terms and conditions set forth in the Confidentiality Agreement. If any of the Cytec Parties or any of their respective representatives is required to disclose any such information by or to any Governmental Entity, Parent shall, to the extent feasible, prior to such disclosure, notify the Sterling Parties of such requirement. The Sterling Parties shall have the right, at its own expense, to seek confidential treatment of any information to be so disclosed.

            (d) After the Closing, upon reasonable written notice, the Sterling Parties shall furnish to the Cytec Parties and their accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Business and the Acquired Assets) as is reasonably necessary (i) for financial reporting and accounting matters or the preparation and filing of any returns, reports or forms, (ii) for the defense of any Tax claim or assessment, (iii) to comply with applicable Governmental Rules or (iv) for other legitimate purposes.

            (e) After the Closing, upon reasonable written notice, each of the Cytec Parties shall furnish to the Sterling Parties and their accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Business and the Acquired Assets) and assistance relating to the Business and the Acquired Assets as is reasonably necessary (i) for financial reporting and accounting matters or the preparation and filing of any returns, reports or forms, (ii) for the defense of any Tax claim or assessment, (iii) to comply with applicable Governmental Rules or (iv) for other legitimate purposes.

            (f) After the Closing, upon any of the Sterling Parties' reasonable request, each of the Cytec Parties shall furnish or cause to be furnished to the Sterling Parties and their counsel copies of such Attorney Work Product and Excluded Records as is reasonable or necessary for any of the

Sterling Parties' defense of any claim or threatened claim by any third party (other than any Cytec Party or any Affiliate thereof) or prosecution of any patent application or trademark registration in connection with the Business. In the event that copies of any Attorney Work Product and Excluded Records are transferred to the Sterling Parties, such copies shall only be accepted by the Sterling Parties on the understanding that such copies are merely supplied as an aid to the Sterling Parties' understanding the background and nature of various issues, and that such files do not and shall not be deemed to be representations or legal opinions on which the Sterling Parties or any other person is entitled to rely.

            SECTION 5.04. Conditions to Closing. (a) Each Sterling Party and each Cytec Party shall take all reasonable actions necessary to cause each of the conditions specified with respect to such party in Article VI to be met as promptly as practicable and to comply promptly with all legal require ments which may be imposed on it with respect to the Closing (including (i) the prompt filing of the premerger notification report under the HSR Act and the furnishing of all information required under the HSR Act and (ii) the prompt filing of all preclosing notices or applications required under Environmental Laws), and shall cooperate with and furnish information to each other and to other parties in connection with any such legal requirements.

            (b) Each party shall use commercially reasonable efforts to take all actions necessary to obtain (and will cooperate with the other parties in obtaining), any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party necessary to consummate the Closing as contemplated by this Agreement.

             SECTION 5.05. Employee Matters. (a) Offer of Employment. Prior to the Closing Date and at a time chosen in consultation with the Cytec Parties, Purchaser shall offer employment, effective on the Closing Date, in a comparable position, at the same location and at no less favorable base salary and annual bonus arrangements (other than gain- sharing), to each Business Employee, including each such Business Employee receiving disability benefits or otherwise on leave from active employment; excluding, however, (i) any Business Employee receiving long-term disability benefits, (ii) any Business Employee on temporary disability leave from active employment who has been on such leave for six months or more as of the Closing Date and (iii) any Business Employee on temporary disability leave from active employment as of the Closing Date who does not actually return to work within six months after the date such temporary disability leave commenced. All Business Employees who accept Purchaser's offer of employment within one day after the Closing Date or, in the case of a Business Employee who returns to work within six months from taking temporary disability leave, within one day after the date of return from temporary disability, shall become employees of Purchaser effective as of the later of such acceptance and the Closing Date, and shall be referred to herein as "Acquired Employees". It is specifically understood and agreed that (A) any offer of employment by Purchaser to a Business Employee on temporary disability leave from active employment as of the Closing Date shall be contingent upon the return of such Business Employee to full time employment within six months after the date such temporary disability leave commenced (or if required by law, any such later date) and (B) any such Business Employee's employment by Purchaser shall be deemed to commence on the date such Business Employee actually returns to full time employment with Purchaser. The Sterling Parties hereby agree to reimburse the Cytec Parties for the actual wages or salary of each person who becomes an Acquired Employee and who was on temporary disability leave as of the Closing Date for the period commencing on the Closing Date through the return date of such person.

            (b) Maintenance of Benefits. Purchaser shall main tain (or cause its Affiliates to maintain) for a period of one year after the Closing Date, without interruption, benefit plans and arrangements that will provide benefits to Acquired Employees that are, in the aggregate, substantially equivalent in value to those provided pursuant to the Benefit Plans as of the date hereof, excluding any such Benefit Plans in respect of incentive compensation, gain-sharing and equity-based compensation such as stock options, restricted stock grants, stock appreciation rights and stock bonuses. For purposes of calculating value, the Benefit Plans referred to in clauses (c), (d), (e), (f) and (g) below shall be included.

            (c) Severance Payments. (i) The Cytec Parties shall indemnify and hold harmless the Sterling Parties for (A) any severance payments due to any Business Employees who do not accept Purchaser's offer of employment made in accordance with Section 5.05(a) and (B) any bonuses or other compensation due to any Acquired Employee pursuant to any agreement required to be listed in
Schedule 4.01(y).

            (ii) The Sterling Parties hereby agree that prior to the first anniversary of the Closing Date, they will not, and will not permit their subsidiaries to, hire as an employee or consultant any Business Employee who does not accept Purchaser's offer of employment pursuant to Section 5.05(a) unless prior to such hiring, the Sterling Parties have paid the Cytec Parties an amount equal to the amount of any severance payments referred to in clause
(i)(A) of the
immediately preceding paragraph in respect of such Business Employee plus an amount equal to the amount of any pension payment paid by any of the Cytec Parties to such Business Employee under the Cytec Defined Benefit Plan during the period commencing on the Closing Date and ending on the date that any of the Sterling Parties or their subsidiaries hire such employee.

            (iii) Purchaser shall indemnify and hold harmless the Cytec Parties for any severance payments due to any Acquired Employee as a result of the Transactions. Notwithstanding anything herein to the contrary, for a period of one year following the Closing Date, Purchaser shall provide (or cause its Affiliates to provide) to each Acquired Employee severance benefits and severance pay that are no less favorable than those provided under the Benefit Plans in effect on the date of this Agreement.

            (iv) Parent shall indemnify and hold harmless the Sterling Parties for any severance payments due to any Business Employees to whom Purchaser has offered employment in a comparable position at no less favorable base salary and bonus levels who does not accept Purchaser's offer of employment and become an Acquired Employee.

            (d) Participation in Benefit Plans. Acquired Employees shall be given credit by Purchaser for all service with the Cytec Parties (or service credited by the Cytec Parties, including service with Cyanamid and its Affiliates) under all employee benefit plans and arrangements of Purchaser or any of its subsidiaries in which such Acquired Employees become participants for purposes of eligibility and vesting (but not for purposes of benefit calculations, except with respect to the roll-up feature of the Cytec Defined Benefit Plan as provided in Section 5.05(e)), to the same extent as if such service were rendered to Purchaser. Purchaser shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Acquired Employee. Purchaser agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Acquired Employees during the calendar year in which the Closing occurs for purposes of satisfying the calendar year deductibles and co-payments limitations for such year under the relevant benefit plans of Purchaser.

            (e) Pension Benefits. Notwithstanding Section 5.05(b), for a period of one year after the Closing Date, Purchaser shall provide (or cause its Affiliates to provide) pension benefits to each Acquired Employee pursuant to
(i) one of the Holdings Pension Plans or (ii) a defined benefit plan that is identical in all material respects

(including with respect to the roll-up feature) to, or more advantageous to such Acquired Employee than, the Cytec Defined Benefit Plan as in effect on the Closing Date; provided, however, that Purchaser shall not be required to give past service credit for service with or credited by any of the Cytec Parties for purposes of benefit calculations, except, in the case of clause (ii), with respect to the roll-up feature of the Cytec Defined Benefit Plan.

            (f) Post-retirement Benefits. Notwithstanding any thing to the contrary contained herein, with respect to any Acquired Employee who, as of the Closing Date, (i) was at least 55 years old and had completed at least 10 years of service with any of the Cytec Parties (including, prior to January 1, 1994, Cyanamid) or any of their respective Affiliates, (ii) at July 31, 1990, had combined age plus years of service with Cyanamid equal to at least 65, or (iii) is identified on Schedule 5.05(f) and who remains employed by Purchaser until the later of such Acquired Employee's 55th birthday or the time such Acquired Employee has at least 10 years of service with the Cytec Parties (including, prior to January 1, 1994, Cyanamid), Purchaser or any of their respective Affiliates, Purchaser shall continue to provide postretirement medical and life insurance benefits for such Acquired Employee that are no less favorable to such Acquired Employee than those benefits provided by Parent or Seller under the plans set forth on Schedule 4.01(s) as in effect on the date hereof, and Purchaser shall not reduce the level of such benefits without the prior written consent of Parent; provided, that such consent shall not be withheld to the extent that any of the Cytec Parties or Cyanamid has similarly reduced the level of such benefits. For purposes of this Agreement, an increase in premiums required to be paid for postretirement benefits shall be considered a reduction in such benefits. Parent shall notify Purchaser in writing to the extent that Parent becomes aware of a reduction in postretirement medical and life insurance benefits under the plans set forth on Schedule 4.01(s).

            (g) Medical Benefits. Notwithstanding Section 5.05(b), Purchaser shall provide (or cause its Affiliates to provide) to each Acquired Employee for as long as such Acquired Employee remains employed by Purchaser or any of its Affiliates or employed in connection with the Business (i) for a period of 18 months following the Closing Date, medical benefits that are no less favorable to such Acquired Employee than those medical benefits provided to such Acquired Employee by Parent or Seller on the date hereof, including benefits under the agreements with Principal Health HMO and Health Options (Blue Cross/Blue Shield) HMO, which agreements (the "Transferred Benefit Plans") will be assigned to and assumed by Purchaser as of the Closing Date, and (ii) after 18 months following the Closing Date, medical benefits with an annual benefit level of at least $100 per Acquired Employee.

            (h) Vacation and Other Pay. Purchaser shall assume the obligations of the Cytec Parties with respect to accrued but untaken vacation and sick and holiday pay earned by Acquired Employees as of the Closing Date to the extent such obligations are reflected in the calculation of Closing Date Net Working Capital or such obligations relate to 1997 vacation pay that is not reflected in the calculation of Closing Date Net Working Capital in accordance with the Cytec Parties' historical practices.

            (i) WARN Act. Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and any similar statute, and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN
Act) or similar event affecting Acquired Employees and occurring on or after the Closing Date. Purchaser shall indemnify and hold harmless Parent and its Affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of Purchaser or its Affiliates on or after the Closing Date. Parent shall indemnify Purchaser for any WARN Act liability arising prior to the Closing Date from the actions of the Cytec Parties taken prior to the Closing Date.

            (j) Workers Compensation. Parent shall be responsible for workers' compensation liabilities with respect to any claim (or relevant portion thereof) of any Acquired Employee that is filed within one year after the Closing Date to the extent the incident or alleged incident giving rise to such claim occurred prior to the Closing Date. The foregoing shall not apply to any Sterling Specified Exposure Liability.

            (k) Vesting. Parent shall cause each Acquired Employee to be fully vested in his or her account balance, if any, as of the Closing Date under the Cytec Savings Plan. Parent shall also cause each Acquired Employee to be fully vested in his or her accrued benefit, if any, under the Cytec Defined Benefit Plan or shall continue to provide service credit, for vesting purposes only, under the Cytec Defined Benefit Plan for the term of such Acquired Employee's employment with Purchaser and its Affiliates. Purchaser hereby agrees to deliver written notification to Parent of the date of termination of employment by Purchaser and its Affiliates of each Acquired Employee and any change in marital status of any Acquired Employee addressed to Director,

Employee Benefits, Cytec Industries Inc., Five Garret Mountain Plaza, West Paterson, NJ 07424.

            (l) Savings Plans. The parties hereto agree that Parent shall transfer the account balances of each Acquired Employee under the Cytec Savings Plan to a trust under a savings plan maintained by a Sterling Party (the "Purchaser Savings Plan") as soon as practicable after the date of such Acquired Employee's employment by Purchaser. The account balances of the Acquired Employees shall be determined as of the transfer date. The transfer of the account balances shall be made in cash or marketable assets, as agreed by the parties, and, to the extent applicable, participant promissory notes. In consideration of such transfer, the applicable Sterling Party shall assume all obligations in respect of such transferred account balances to the Acquired Employees under the Cytec Savings Plan and shall indemnify and hold harmless the Cytec Parties in respect of such obligations. Such transfer shall be made in accordance with all applicable laws and the regulations thereunder, and the parties hereby agree to make all filings required under applicable law in connection therewith. Prior to the Closing Date, the Sterling Parties shall deliver to Parent a copy of the determination letter from the Internal Revenue Service with respect to the Purchaser Savings Plan, which letter shall indicate that the Purchaser Savings Plan is qualified under Section 401(a) of the Code and the trust thereunder is exempt from tax under Section 501(a) of the Code.

            SECTION 5.06. Expenses. Whether or not the Closing takes place, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            SECTION 5.07. Transfer Taxes. Parent shall pay or cause to be paid all sales, use, transfer, stamp or documentary Taxes applicable to the conveyance, assignment and transfer from any Cytec Party to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees and related expenses applicable to such conveyance, assignment and transfer (including filing fees and recording fees with respect to the transfer and recording of the Business Intellectual Property but excluding such intangible or documentary taxes incurred solely in connection with the Financing); provided, however, that Purchaser shall be responsible for the costs of preparing any forms to be filed. Each Cytec Party shall prepare and file in a timely manner all returns and other documents required in connection with the foregoing Taxes and shall provide Purchaser with evidence of filing of such returns and documents and payment of such Taxes promptly thereafter. Purchaser shall prepare and make all filings and recordings in respect of the transfer of Business Intellectual Property; provided, however, that to the extent Purchaser has chosen not to make any filing or recording, Parent shall pay to Purchaser 50% of the filing or recording fees which would otherwise have been payable therefor.

            SECTION 5.08. Brokers or Finders. Each of the Sterling Parties and the Cytec Parties represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based in any way on any agreement, understanding or arrangement with such party, except, as to Parent and its Affiliates, Goldman Sachs & Co. whose fees and expenses will be paid by Parent and, as to Purchaser and its Affiliates, The Sterling Group, Inc., whose fees and expenses will be paid by Purchaser. Each of Purchaser and Parent respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliates.

            SECTION 5.09. Bulk Transfer Laws. Purchaser hereby waives compliance by the Cytec Parties with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. The Cytec Parties shall indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk transfer law.

            SECTION 5.10. Purchase Price Allocation. Parent and STX shall cooperate in determining an allocation of the consideration to be paid by Purchaser among the Acquired Assets consistent with Section 1060 of the Code and the regulations thereunder that is mutually acceptable. None of the Cytec Parties nor the Sterling Parties (nor any of their respective Affiliates or representatives) shall take any position on any Tax return, including Form 8594, or with any taxing authority or in any judicial proceeding that is inconsistent with the allocation of the Purchase Price as finally determined pursuant to this
Section 5.10. Parent shall deliver to STX, and STX shall deliver to Parent, a copy of such Form 8594 of such party at least 10 days prior to the filing thereof.

            SECTION 5.11. No Additional Representations. (a) Each Sterling Party acknowledges that, to its knowledge, it and its representatives have been permitted full and complete access to the Acquired Assets that it and its representatives have desired or requested to see or review, and that, to its knowledge, its representatives have had an opportunity to meet with the officers and employees of Parent and Seller to discuss the Business. Each Sterling Party acknowledges that none of the Cytec Parties or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Acquired Assets except as expressly set forth in this Agreement and the Disclosure Schedules. Each Sterling Party further acknowledges that none of the Cytec Parties nor any other person will be subject to any liability to any of the Sterling Parties or any other person resulting from (i) the distribution to Purchaser, or Purchaser's use of, the Confidentiality Memorandum prepared by Goldman, Sachs & Co. dated May, 1996 or any of the documents or materials examined by Purchaser in the "data room" organized by Parent in connection with the Transactions or
(ii) the management presentation heretofore made by Parent and Seller to STX Chemicals and STX in connection with the Transactions; provided, however, that nothing in this sentence is intended to or shall in any manner (A) affect any representation, warranty, covenant or indemnity of the Cytec Parties (or any of them) contained in the Operative Documents (or any of them) or (B) relieve, release or discharge any of the Cytec Parties or any other person from liability resulting from or attributable to its fraud, bad faith or wilful misconduct; and, provided further, that none of the Sterling Parties or the Specified Sterling Representatives shall be deemed for any purpose to have knowledge of any information contained in the documents or materials referred to in clause
(i) above solely as a result of such information's inclusion in the data room. Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as other wise expressly represented or warranted in this Agreement or the Conveyance Documents.

             (b) Each Cytec Party acknowledges that (i) it and its representatives have been permitted full and complete access to the business, properties and records of the Sterling Parties that it and its representatives have desired or requested to see or review, (ii) its representatives have had an opportunity to meet with the officers and employees of the Sterling Parties to discuss the business, properties, affairs and financial condition of the Sterling Parties and (iii) none of the Sterling Parties has made any representation or warranty (express or implied) to the Cytec Parties except as set forth in this Agreement.

            SECTION 5.12. Post-Closing Exposure to Acrylonitrile and Asbestos. The Sterling Parties hereby agree that they will not, and will not permit any of their Affiliates to, cause or permit any of the persons listed in Appendix C to be exposed to acrylonitrile or asbestos at the Santa Rosa Facility at levels above those permitted by OSHA (it being understood that the sole liability of the Sterling Parties for breach of this Section 5.12 shall be for the incremental Losses from such exposure of such persons).

            SECTION 5.13. Amendment of Intercompany Licenses. Prior to the Closing, the Cytec Parties shall amend or cause to be amended each agreement or other arrangement pursuant to which any Cytec Party has granted licenses or other rights to any of the Business Intellectual Property to any subsidiary of Parent in order to delete or remove the Business Intellectual Property from each such agreement or arrangement.

            SECTION 5.14. Real Property Easement; Santa Rosa First Refusal and Lease Agreement. At the Closing, Purchaser and Seller shall (i) execute and deliver the Easement Agreement, the Santa Rosa First Refusal and Lease Agreement and (ii) cause to be recorded such agreements or, in each case, a memorandum thereof.

            SECTION 5.15. Actions of Purchaser. (a) General. Purchaser shall not take any action that would reasonably be expected to (i) result in any of the representations or warranties of any Sterling Party set forth in this Agreement becoming untrue in any material respect, (ii) result in any of the conditions of the Closing set forth in Article VI not being satisfied in a timely manner or
(iii) result in any of the conditions to the Financing not being satisfied.

            (b) Advise of Changes. Purchaser shall advise Parent in writing within a reasonable time thereafter of the occurrence after the date hereof and on or prior to the Closing Date of any matter or event that would be reasonably expected to cause any of its representations and warranties in this Agreement to be untrue or incorrect from the date hereof to the Closing Date, to cause any of the conditions set forth in Article VI to not be satisfied in timely manner or to cause any of the conditions to the Financing to not be satisfied.

            SECTION 5.16.  Signs; Use of "Cytec" or "Cyanamid"
Name. As soon as practicable, and in any event within 60 days after the Closing Date, Purchaser, at its own expense, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers which refer or pertain to Parent or any of its subsidiaries at the Santa Rosa Facility. After such period, subject to Section 5.17, Purchaser shall not use or display the name "Cytec" or "Cyanamid" or variations thereof, or other trade marks, trade names, logos or identifiers using such name or otherwise owned by or licensed to any Cytec Party which have not been assigned or licensed to Purchaser (collectively, "Non-Permitted Names"), without the prior written consent of Parent.

            SECTION 5.17. Products, Supplies and Documents. Purchaser shall have the right to use existing products, supplies and documents (including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, instructional documents and similar mate rials, and advertising material) being transferred to it pursuant hereto which have imprinted thereon or otherwise use a Non-Permitted Name for a period not to exceed 180 days following the Closing Date; provided, however, that Purchaser agrees (i) to use only those such supplies and documents existing in inventory as of the Closing Date and (ii) not to order or utilize in any manner any additional supplies and documents which have imprinted thereon or otherwise use a trademark or trade name of Parent or any of its subsidiaries, except as expressly permitted by the Trademark License Agreement.

            SECTION 5.18. Delivery of Assets. The Cytec Parties shall make the Acquired Assets available to Purchaser (a) at the locations where the Acquired Assets are currently located if such premises are part of the Acquired Assets or the Leased Real Property and (b) at any location under clause (a) if the Acquired Assets (other than Business Inventory in transit or on consignment at customers' premises) are currently located at premises which are not part of the Acquired Assets; provided, however, that the Business Equipment and other tangible items of Acquired Assets associated with any Business Employee (or replacement therefor) who becomes an Acquired Employee and who is transferred prior to the Closing Date to another location of the Business may be transferred to such other location. The Cytec Parties shall be solely responsible for any and all costs, fees, charges and expenses incurred in connection with the movement of any of the Acquired Assets referred to in clause (b) of the immediately preceding sentence to a location referred to in clause (a) of the immediately preceding sentence. If, at any time after the Closing Date, any of the Cytec Parties discovers in its possession or under its control any other Acquired Assets, such Cytec Party shall forthwith




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                                                                  64

deliver such Acquired Assets to Purchaser at the sole cost and expense of such Cytec Party.

            SECTION 5.19. No Solicitation. Each of the Cytec Parties shall immediately cease any discussions or negotiations with any parties (other than Purchaser and its Affiliates) that may be ongoing with respect to the direct or indirect acq uisition or purchase of all or any substantial amount of the Business or the Acquired Assets or any capital stock or other equity interests of Seller, whether by merger, consolidation, business combination, sale of assets, sale of securities, recapitalization, liquidation, dissolution or otherwise, and whether for cash, securities or any other consideration or combination thereof (other than, in any case, in connection with an acquisition or purchase of other assets of Parent, in which case such acquisition or purchase to the extent applicable to the Business shall be subject to this Agreement) (each such transaction, an "Acquisition Transaction"). After the date hereof and prior to the Closing or earlier termination of this Agreement:

                        (i) none of the Cytec Parties shall, and each of the
            Cytec Parties shall not permit any of its Affiliates to, (A) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate any Acquisition Transaction or (B) participate in any discussions or negotiations regarding any Acquisition Transaction, and

                        (ii) each of the Cytec Parties shall, and shall cause
            each of its Affiliates to, use its reasonable best efforts to cause its officers, directors and employees and any investment banker, financial advisor, attorney, accountant or other agent or representative retained by it to not, (A) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate any Acquisition Transaction or (B) participate in any discussions or negotiations regarding any Acquisition Transaction.

            SECTION 5.20. Audited Financial Statements. Within 45 days after the Closing Date, Parent shall cause its auditors to provide to Purchaser, at Parent's expense, audited financial statements for calendar year 1996 addressed to STX and relating to the Business (the "Audited Financial Statements"), and Parent shall provide to Purchaser unaudited financial statements, relating to the Business, but in each case only to the extent required to be filed or that Purchaser needs to complete information that is required to be filed under the Securities Act or the Exchange Act in connection with any filings with the SEC. The Audited Financial



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                                                                              65

Statements shall be accompanied by a consent, executed by the auditors performing the audit, permitting the Sterling Parties to file the Audited Financial Statements and such auditor's report with the SEC. Such Audited Financial Statements and unaudited financial statements shall comply as to form with the published rules and regulations of the SEC. Parent will provide reasonable assistance to Purchaser in obtaining any opinions, certificates, consents, letters or schedules relating to the Audited Financial Statements, as may be required under the Securities Act or Exchange Act in connection with any filings of the Audited Financial Statements with the SEC.

            SECTION 5.21. Pilko Assessment. (a) Initial Determination. Seller shall promptly engage Pilko & Associates, Inc. ("Pilko") to undertake a Phase II environmental assessment of the Acquired Assets, for which the scope of work shall be set forth in Appendix O (the "Pilko Assessment"). The terms of Pilko's engagement (i) shall provide for expedited laboratory testing for testing required in connection with the Pilko Assessment, where necessary, (ii) shall require Pilko to make the determination described in Section 5.21(b) below, as necessary, and to otherwise comply with such Section and (iii) shall provide that each of Purchaser and Seller shall be responsible (severally and not jointly) for 50% of the costs and expenses in respect of the Pilko Assessment. On or prior to January 8, 1997, Pilko shall produce a final written report, addressed to the Cytec Parties, setting forth the results of the Pilko Assessment. Within the five business day period after delivery of the Pilko Assessment (the "Cytec Evaluation Period"), Seller shall make a good faith determination, based on the results of the Pilko Assessment, of the actual out-of-pocket costs and expenses to the Cytec Parties of the Remedial Actions required in order to bring the Facility Conditions into compliance with Current Environmental Laws (such determination being referred to as the "Cost of Remediation"); provided, however, that the Cytec Parties shall not consider in its determination any Remedial Actions to address or correct Immaterial Environmental Breaches. In determining the Cost of Remediation, Seller shall consider the Remedial Actions that the Cytec Parties would undertake in accordance with the Cytec Parties' historical practice at the Santa Rosa Facility (such Remedial Actions being referred to as the "Cytec Determined Actions"). Seller shall notify Purchaser of Seller's Cost of Remediation of the Cytec Determined Actions not later than the last day of the Cytec Determination Period.

            (b) Termination Right of Seller. If Seller's good faith determination of the Cost of Remediation of the Cytec Determined Actions exceeds $10,000,000 and Seller desires to


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                                                                              66

terminate this Agreement, then on or prior to the last day of the Cytec Evaluation Period, Parent shall notify Purchaser and Pilko of such determination. Within the five business day period following any such notification, Pilko shall make a determination of the Cost of Remediation of the Cytec Determined Actions, and deliver a letter to each of Purchaser and Seller setting forth such determination. If Pilko's determination of the Cost of Remediation of the Cytec Determined Actions exceeds $10,000,000, Seller, at Seller's sole option, may terminate this Agreement and in such case the Cytec Parties shall not have any obligation to deliver the Pilko Assessment to any Sterling Party.

            (c) Termination Rights of Purchaser and Seller. In the event that Seller chooses not to terminate this Agreement notwithstanding its right to do so pursuant to Section 5.21(b), or Seller does not have the right to terminate this Agreement pursuant to Section 5.21(b), on the last day of the Cytec Evaluation Period, Seller shall deliver the Pilko Assessment and a description of the Cytec Determined Actions to Purchaser. Upon its receipt of such delivery, Purchaser shall immediately engage Pilko to undertake a Phase II environmental assessment of the Acquired Assets, which shall be addressed to Purchaser and the banks participating in the Financing or their agent (such assessment being referred to as "Purchaser's Phase II"). The scope of work for Purchaser's Phase II shall be the same scope of work as that of the Pilko Assessment. As of and after Purchaser's engagement of Pilko as contemplated above, Purchaser shall have the unconditional right to independently consult with Pilko personnel, review all materials in any way relating to the Pilko Assessment or performance thereof, including all technical materials and reports, and Pilko is hereby unconditionally authorized to independently consult with Purchaser and its counsel, and to disclose all such materials. Purchaser's Phase II shall be completed and delivered to Purchaser within the two business day period following Seller's delivery of the Pilko Assessment to Purchaser. The Sterling Parties shall be responsible for all costs and expenses in respect of Purchaser's Phase II. Within the five business day period following delivery of Purchaser's Phase II to Purchaser (the "Sterling Determination Period"), Purchaser shall make a good-faith determination of the Cost of Remediation of the specific Remedial Actions required to bring the Facility Conditions into compliance with Current Environmental Laws, based on remediation standards deemed appropriate by the Sterling Parties; provided, however, that Purchaser shall not consider in its determination any Remedial Actions to address or correct Immaterial Environmental Breaches ("Sterling's Initial Determination"). If Sterling's Initial Determination exceeds $10,000,000, Purchaser, at its



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                                                                              67

sole option, may terminate this Agreement. In the event that Purchaser chooses not to terminate this Agreement notwithstanding its right to do so pursuant to this Section 5.21(c), on the last day of the Sterling Determination Period, Purchaser shall deliver to the Cytec Parties its good-faith determination of the Cost of Remediation of the specific Remedial Actions required to bring the Facility Conditions into compliance with Current Environmental Laws, based on Purchaser's good faith belief of the alternative risk-based remediation standards for industrial properties historically applied by the Sterling Parties (such Remedial Actions being referred to as the "Sterling Determined Actions"); provided, however, that the Sterling Determined Actions shall not include any Remedial Actions to address or correct Immaterial Environmental Breaches. Within three business days after the end of the Sterling Determination Period (the "Cytec Reevaluation Period"), Seller, at its sole option, may terminate this Agreement, unless the Sterling Parties unconditionally agree to pay all Costs of Remediation of Post-Closing Actions in excess of $10,000,000, in which event Seller shall not have the right to terminate this Agreement.

            (d) Mutual Determination. (i) In the event that neither Purchaser nor Seller chooses to terminate this Agreement notwithstanding its right to do so pursuant to Section 5.21(c), or neither Purchaser nor Seller has the right to terminate this Agreement pursuant to Section 5.21(c), then during the three business day period following the last day of the Sterling Determination Period or the Cytec Reevaluation Period, as applicable (the "Mutual Determination Period"), Seller and Purchaser shall use their reasonable best efforts to agree upon a list of actions, taken from the Cytec Determined Actions and the Sterling Determined Actions, that the Cytec Parties will be required to undertake after the Closing Date (the "Post-Closing Actions"), it being understood that the Post-Closing Actions shall not include Remedial Actions to address or correct Immaterial Environmental Breaches. If Seller and Purchaser cannot agree upon the Post- Closing Actions, then the Post-Closing Actions, to the extent required, shall be determined by binding arbitration conducted in accordance with the provisions hereof and the rules of the American Arbitration Association. Such arbitration shall be conducted in the State of Florida or such other place as Seller and Purchaser shall mutually agree by Law Engineering, Inc. (Florida office) or, if it is not available or unwilling to act as arbitrator, then Seller and Purchaser together shall select one consultant from a list of three other nationally recognized environmental consulting firms provided by Law Engineering, Inc. (other than Pilko or any of its Affiliates) generally recognized as having current competence with respect




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                                                                              68

to the environmental laws of the State of Florida and the United States, or if the parties fail to agree within five business days such firm as selected by the American Arbitration Association (such firm being referred to as the "Environmental Arbitrator"). The fees and expenses of the Environmental Arbitrator shall be borne equally by Seller and Purchaser.

            (ii) If Purchaser's determination of the Cost of Remediation of the Sterling Determined Actions is less than $10,000,000 and Seller believes in good faith that the Cost of Remediation of the Sterling Determined Actions is greater than $10,000,000, the Environmental Arbitrator shall first consider whether or not the Cost of Remediation of the Sterling Determined Actions is reasonably likely to exceed $10,000,000 (the "Threshold Issue"). If the Environmental Arbitrator decides that such Cost of Remediation is reasonably likely to exceed $10,000,000, Seller may terminate this Agreement, unless the Sterling Parties unconditionally agree to pay all Costs of Remediation of Post-Closing Actions in excess of $10,000,000. Unless this Agreement has been terminated, the Environmental Arbitrator shall then determine the Post-Closing Actions by choosing the Cytec Determined Actions, except to the extent that (A) a Cytec Determined Action conflicts with a Sterling Determined Action and (B) the Environmental Arbitrator determines that a conflicting Sterling Determined Action is (I) a Remedial Action that is consistent with the historical practices of the Sterling Parties (in accordance with alternative risk-based remediation standards for industrial properties historically applied by the Sterling Parties) at the Texas City Facility, if applicable, (II) a Remedial Action mandated by a Governmental Entity, if the applicable Facility Condition would not arise at the Texas City Facility because of differences in the operations at the Texas City Facility and the Santa Rosa Facility (other than in respect of landfills or spray irrigation), or (III) a Remedial Action that is in accordance with standard chemical industry practices (in accordance with alternative risk-based remediation standards for industrial properties), if the applicable Facility Condition is in respect of a landfill or spray irrigation, in which case the Environmental Arbitrator shall choose the Sterling Determined Actions. The Environmental Arbitrator shall determine the Post-Closing Actions within 15 business days of its appointment. The Environmental Arbitrator shall furnish Seller and Purchaser with a written report of its determination within the 15-business day period referred to above, which report shall (i) be signed by the Environmental Arbitrator, and (ii) identify and describe the Post-Closing Actions, to the extent required. The determination of the matters resolved by the Environmental Arbitrator shall be final and binding on the

Cytec Parties and the Sterling Parties as an arbitral award. The Closing may occur notwithstanding the commencement of an arbitration proceeding contemplated hereby, unless the Environmental Arbitrator is to determine the Threshold Issue and has not done so.

            (e) Remediation; Responsibility for Costs Thereof. If the Closing occurs, then Parent shall undertake to complete all Post-Closing Actions, subject to the last sentence of this Section 5.21(e), and shall undertake such Post-Closing Actions in a reasonably expeditious, cost-efficient manner. The Cytec Parties shall be responsible for the Costs of Remediation in respect of the Post-Closing Actions that are Cytec Determined Actions. Each of the Cytec Parties, on the one hand, and the Sterling Parties, on the other hand, shall be responsible for, and the Sterling Parties shall reimburse the Cytec Parties on a monthly basis for, 50% of the excess out-of-pocket costs and expenses of the Cytec Parties for completing any Post-Closing Actions that are not Cytec Determined Actions over the out-of-pocket costs and expenses of completing the comparable Cytec Determined Actions; provided, however, that the Cytec Parties shall not be responsible for Costs of Remediation in respect of any Post-Closing Actions in excess of $10,000,000, or for undertaking any Remedial Actions after such Costs of Remediation have exceeded $10,000,000, if the Sterling Parties have unconditionally agreed in writing to pay all such Costs of Remediation in excess of $10,000,000 pursuant to this Section 5.21. Subject to the following sentence, in the event that any Governmental Entity involved in the approval or oversight of the conduct or completion of the Post-Closing Actions requires that any action not contemplated by the Post- Closing Actions be taken in order to bring a Facility Condition into compliance with Environmental Laws, or that any Remedial Action be taken through a different method or to a more stringent extent, the Cytec Parties shall, at their sole cost and expense, complete any such required action that is a Remedial Action required to bring the relevant Facility Condition into compliance with Current Environmental Laws (other than any Remedial Action to address or correct an Immaterial Environmental Breach), and the Sterling Parties shall, at their sole cost and expense, complete all other such actions. The Sterling Parties hereby agree that they will not, and will not permit their Affiliates to, take any actions (other than actions required by law) for the purpose of causing, or which could reasonably be expected to cause, (a) any Governmental Entity which has any involvement, jurisdiction or influence over the Post-Closing Actions, to modify, alter or adjust such Post-Closing Actions, as determined in accordance with this Agreement, in any manner which would be adverse to the Cytec Parties or (b) the involvement of any Governmental Entity with the carrying out




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                                                                              70

of the Post-Closing Actions (or to the extent any Governmental Entity is involved, to increase such involvement), provided, however, that nothing contained in this sentence shall be deemed or construed to prohibit any of the Sterling Parties from bringing any action before a court or tribunal of competent jurisdiction for the purpose of enforcing the obligations of the Cytec Parties to complete the Post-Closing Actions, as determined in accordance with the terms of this Agreement. The Cytec Parties shall provide the Sterling Parties with copies of all correspondence, reports, plans, laboratory data and other papers filed with, sent to or received from any such Governmental Entity which are related to the Post-Closing Actions as promptly as practicable under the circumstances.

            (f) Notwithstanding anything to the contrary contained herein, the Sterling Parties shall not be obligated to indemnify any Seller Indemnified Person (pursuant to Article VIII hereof or otherwise) for the costs and expenses of the Post-Closing Actions that are the responsibility of the Cytec Parties pursuant to this Section 5.21. Notwithstanding anything to the contrary contained herein, the Cytec Parties shall not be obligated to indemnify any Purchaser Indemnified Person (pursuant to Article VIII hereof or otherwise) for the costs and expenses of the Post-Closing Actions that are the responsibility of the Sterling Parties.

            (g) Responsibility for Costs of Pilko Assessment. If the Closing occurs, Purchaser shall, at the Closing, reimburse Seller for the 50% of the costs and expenses in respect of the Pilko Assessment paid by Seller. If the Closing does not occur, on the date of termination of this Agreement, Purchaser shall reimburse Seller for the 50% of the costs and expenses in respect of preparing the Pilko Assessment paid by Seller, unless (i) this Agreement is terminated by Seller pursuant to Section 5.21(b), 5.21(c) or 5.21(d) or by Purchaser pursuant to Section 5.21(c) or (ii) the conditions set forth in
Section 6.01(c) or Section 6.02 (other than Section 6.02(f)) shall not have been satisfied. In the case of clause (i) or (ii) of the immediately preceding sentence, Seller shall reimburse Purchaser for the 50% of the costs and expenses in respect of the Pilko Assessment paid by Purchaser.

            (h) Access; Cooperation. (i) The Sterling Parties hereby agree to provide access to Parent after the Closing during normal business hours upon reasonable prior notice from Parent to the extent necessary to enable Parent to comply with Section 5.21(e) above. The Sterling Parties further agree to fully cooperate with the Cytec Parties in order that the Cytec Parties may fulfill their obligations under this Section 5.21,




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                                                                              71

including by causing the cooperation of the employees of the Sterling Parties, and none of the Sterling Parties shall take any actions with respect to the Santa Rosa Facility which would be reasonably expected to interfere, including by increasing the costs associated therewith, with any Post- Closing Action. To the extent that as a result of any Post- Closing Action, any discussions or negotiations with any Governmental Entity shall be required, Parent shall be entitled to direct such discussions and negotiations, including the negotiations of any clean-up levels and remediation strategies, and Purchaser shall be entitled to observe such discussions and negotiations. Parent shall consult with the Sterling Parties during the course of any such discussion or negotiations.

            (ii) In conducting the Post-Closing Actions, the Cytec Parties shall use commercially reasonable efforts so as not to (A) interfere in any material respect with the ability of Purchaser to perform its obligations (other than any such obligations that are solely for the benefit of the Cytec Parties), or exercise or enforce its rights, in either case under this Agreement, the Acrylonitrile Supply Agreement, the Acrylonitrile Assignment and Assumption or the Assumption Agreement, (B) interfere in any material respect with the ability of Purchaser to perform its obligations under, or to comply with, any Governmental Rule, Permit or Environmental Permit applicable to the Business or the Acquired Assets, (C) interfere with the operation or maintenance of the plant at the Santa Rosa Facility or the conduct of the Business in the ordinary course as currently conducted if such interference would reasonably be expected to have a material adverse effect on the financial condition of Purchaser or the Business, (D) cause the revocation or termination of any Permit or Environmental Permit necessary for the operation of the plant at the Santa Rosa Facility or the conduct of the Business in the ordinary course of business substantially as currently conducted or (E) require the shutdown of all or any significant part of the plant at the Santa Rosa Facility, other than a shutdown which will coincide with a scheduled shutdown of such plant substantially in accordance with current practices.

            SECTION 5.22. Title Policy. On or prior to the Closing Date, Seller, at its sole cost and expense, shall cause to be issued to Purchaser an ALTA form of Owner's Title Policy (the "Title Policy"), which shall insure in the amount of the fair market value of the Santa Rosa Facility good and marketable fee simple title in Purchaser to the Santa Rosa Facility (it being understood that any insurance coverage in excess of $7,400,000 shall be at the cost and expense of the Sterling Parties), including any appurtenant easement tracts,




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                                                                              72

and shall provide for extended coverage over the general exceptions for survey matters normally contained therein and rights of parties in possession. The Title Policy shall provide, by way of affirmative endorsements, (i) that the Santa Rosa Facility parcels of land are contiguous and (ii) such other coverage or endorsements as may reasonably be required by Purchaser or The Chase Manhattan Bank, N.A., as lender to Purchaser, subject, in each case, only to (A) Permitted Liens and (B) such additional standard printed exceptions (other than general exceptions as are to be deleted or insured against as provided herein) customarily contained in such form of owner's ALTA title insurance policy. The Title Policy shall indicate (i) that the Santa Rosa Facility has an unencumbered and unobstructed right of access to a public road and (ii) which Permitted Liens pertain to which parcel or tract of land at the Santa Rosa Facility.

            SECTION 5.23. Further Assurances. The Cytec Parties and the Sterling Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary to carry out all of their respective obligations under this Agreement and the Ancillary Agreements and to consummate and make effective the Transactions.

            SECTION 5.24. Reimbursement for Certain Excess Medical Claims and Expenses. Parent hereby agrees to reimburse the Sterling Parties for claims for reimbursement of medical expenses under the Transferred Benefit Plans incurred prior to the Closing Date and other expenses in connection with Transferred Benefit Plans incurred prior to the Closing Date, but only to the extent that such costs and expenses which have not been previously paid by the Cytec Parties exceeds $400,000.

            SECTION 5.25. Services Agreement Issue. If, as of January 31, 1997, or any date thereafter prior to February 14, 1997, a Services Agreement Issue arises, the Cytec Parties and the Sterling Parties shall use commercially reasonable efforts to identify alternative arrangements for the provision of the applicable Service.

            SECTION 5.26. Certain Matters Related to Cyanamid. (a) Each Sterling Party hereby irrevocably and unconditionally agrees that it shall not, and shall not permit any Purchaser Indemnified Person to, make any claims against, or seek any indemnity from, Cyanamid or any of Cyanamid's successors in interest (other than a Cytec Party, but excluding Cyanamid) in respect of any Loss relating to the Business, the Acquired Assets or the Assumed Liabilities (i) for which the Sterling Parties are obligated to indemnify any




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                                                                              73

of the Cytec Parties pursuant to this Agreement and (ii) for which any Cytec Party is obligated to indemnify Cyanamid under the Transfer and Distribution Agreement or the Environmental Matters Agreement, each dated December 17, 1993, between Parent and Cyanamid including, in each case, any agreements listed as exhibits to such documents.

            (b) Each Sterling Party hereby agrees that prior to the sale by it to any person (including any Affiliate of such Sterling Party) (any such person, a "Transferee") of the Business or all or substantially all of the Acquired Assets, or a substantial part of the Santa Rosa Facility and prior to the assumption of all or a substantial part of the Assumed Liabilities by any Transferee, such Sterling Party shall notify such Transferee of the terms of this Section 5.26 and the provisions of this Agreement related hereto, and shall cause such Transferee to execute an acknowledgment that such Transferee is bound by the provisions of this Section 5.26 and such provisions, as a successor to such Sterling Party.

            (c) Purchaser hereby agrees to perform the obligations of Parent pursuant to Section 5.1 of the Environmental Matters Agreement dated as of December 17, 1993, between Cyanamid and Parent (the "Environmental Matters Agreement") to the extent, but only to the extent, such obligations relate to the Santa Rosa Facility, except that (i) Purchaser shall deliver any reports required to be delivered under Section 5.1 of the Environmental Matters Agreement to Parent, rather than the Environmental Oversight Committee (as defined in the Environmental Matters Agreement) and (ii) each report required to be submitted under such Section shall be submitted to Parent no later than August 1 and February 1 of each year; provided, however, that Purchaser shall not be required to perform any obligations pursuant to this Section 5.26(c) that any Cytec Party is required to perform under Section 5.21.

            (d) Purchaser hereby agrees to conduct any remediation, other than remediation the Cytec Parties are required to complete under Section 5.21, in accordance with Environmental Laws and with generally accepted industry practices.

            (e) Parent hereby agrees to seek the consent of Cyanamid to the assignment of the Transfer Agreement (Project 7) dated December 17, 1993, between Parent and Cyanamid within 30 days after the date of this Agreement, it being understood




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                                                                              74

that Parent shall not have any obligation to negotiate the terms of such consent with Cyanamid.

            SECTION 5.27. Amendment to Disclosure Schedule. Not later than January 15, 1997, the Cytec Parties, in their sole discretion, may elect to deliver to Purchaser one or more revised Schedules chosen by the Cytec Parties; provided, however, that no such Schedule shall include an addition of any matter that was not previously listed in another Schedule prior to the revision thereof (it being understood that the disclosure of such matter shall be as deemed appropriate by the Cytec Parties). The parties hereto agree that (i) the Disclosure Schedules shall thereafter be deemed to be amended and restated as set forth in such revised Disclosure Schedules and (ii) disclosure of any matter therein shall not be deemed an admission by Parent that such disclosure is material or constitutes a Material Adverse Effect.

                               ARTICLE VI

                          Conditions Precedent

            SECTION 6.01. Conditions to Each Party's Obligations. The respective obligations of the Sterling Parties and the Cytec Parties to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) HSR. Any applicable waiting period under the HSR Act shall have expired or been terminated.

            (b) No Injunctions or Restraints. No statute, rule, regulation or executive order shall have been enacted or issued by a Governmental Entity, and no decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity, and no other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that each of the parties to this Agreement shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or decree and to appeal as promptly as possible any injunction or other order or decree that may be entered.

            (c) Remediation Matters. No Threshold Issue shall have been submitted to the Environmental Arbitrator which has not been resolved by the Environmental Arbitrator and there shall not be a possibility that a Threshold Issue may later arise.

            SECTION 6.02. Conditions to the Obligations of the Sterling Parties. The obligations of the Sterling Parties to consummate the Closing is subject to the satisfaction on and as of the Closing Date of each of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of the Cytec Parties set forth in this Agreement shall be true and correct on and as of the Closing as though made on and as of the Closing, (i) except to the extent such representations and warranties are made as of a specified earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier specified date) and (ii) except for breaches of representations and warranties as to matters that, individually or in the aggregate (and without regard to any materiality qualifications contained therein) are not reasonably likely to have a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of each Cytec Party to such effect.

            (b) Performance of Obligations of the Cytec Parties. Each of the Cytec Parties shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate signed by an authorized officer of each Cytec Party to such effect.

            (c) Opinion of Counsel to the Cytec Parties. Purchaser shall have received an opinion dated the Closing Date of Cravath, Swaine & Moore, counsel to the Cytec Parties, to the effect that:

            (i) Each of the Cytec Parties is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

            (ii) Each of the Cytec Parties has the corporate power and authority to execute and deliver the Operative Documents to which it is a party and to consummate the Transactions. The execution and delivery by each of the Cytec Parties of the Operative Documents to which it is a party and the consummation of the Transactions by each of the Cytec Parties have been duly authorized by all necessary corporate action and will not require the approval of the stockholders of Parent. Each of the Operative Documents to which any Cytec Party is a party has been duly executed and delivered by such Cytec Party and such Operative Document constitutes a legal, valid and binding obligation of such Cytec Party enforceable against such Cytec Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general public policy considerations and principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

            (iii) The execution and delivery by each of the Cytec Parties of the Operative Documents to which it is a party do not, and the consummation by each of the Cytec Parties of the Transactions will not, (A) violate any Federal law or the General Corporation Law of the State of Delaware or (B) conflict with any provision of the certificate of incorporation or by-laws of any of the Cytec Parties. Such counsel need not express any opinion, however, as to any violation of any law or regulation which may have become applicable to a Cytec Party as a result of the involvement of Purchaser in the Transactions because of Purchaser's legal or regulatory status or because of any other facts specifically pertaining to Purchaser.

In rendering such opinion, such counsel may rely, to the extent it deems it appropriate to do so, on certificates of officers or employees of the Cytec Parties and of public officials as to matters of fact and authenticity of documents and on opinions of counsel in other states as to questions of law of such states.

            (d) Ancillary Agreements. Each of the Cytec Parties shall have executed and delivered the Ancillary Agreements to which it is a party.

            (e) Other Documents. Each of the Cytec Parties shall have furnished to Purchaser such other documents relating to such Cytec Party's corporate existence and authority, including copies of resolutions of the board of directors of each Cytec Party, as Purchaser may reasonably request.

            (f) Financing. All of the conditions to the availability of the Financing, as set forth in the commitment letter previously delivered to Parent (or, if Parent has given its written approval of alternative financing terms proposed by Purchaser, the terms of the written commitment in respect thereof), shall have been met and Purchaser shall have obtained the Financing.




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                                                                              77

            (g) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change that constitutes, and no event or events shall have occurred since the date of this Agreement which have resulted in or constitute a Material Adverse Effect.

            (h) Title Policy; Survey Certification; Estoppel Letter. The Cytec Parties shall have delivered to Purchaser (i) the Title Policy, (ii) a certification of the Survey by Baskerville-Donovan, Inc., and (iii) a zoning estoppel letter addressed to Purchaser and the banks party to the Financing (which may be included on the Survey).

            SECTION 6.03. Conditions to the Obligations of the Cytec Parties. The obligations of the Cytec Parties to consummate the Closing is subject to the satisfaction on and as of the Closing Date of each of the following additional conditions:

            (a) Representations and Warranties. The repre sentations and warranties of the Sterling Parties set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties were made as of an earlier specified date (in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date), and Parent shall have received a certificate signed by an authorized officer of each of the Sterling Parties to such effect.

            (b) Performance of Obligations of the Sterling Parties. The Sterling Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed by an authorized officer of each Sterling Party to such effect.

            (c) Opinion of Purchaser's Counsel. Parent shall have received an opinion dated the Closing Date of Andrews & Kurth, L.L.P., counsel to the Sterling Parties, to the effect that:

            (i) Each of the Sterling Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (ii) Each of the Sterling Parties has the requisite corporate power and corporate authority to execute and deliver the Operative Documents to which it is a party and to consummate the Transactions. The execution and delivery by each Sterling Party of the Operative Documents to which it is a party and the consummation of the Transactions by such Sterling Party have been duly authorized by all necessary corporate action on the part of such Sterling Party and will not require the approval of STX's stockholders. Each Sterling Party has duly executed and delivered each Operative Document to which it is a party and such Operative Document constitutes a legal, valid and binding obligation of such Sterling Party enforceable against such Sterling Party in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to public policy considerations and general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

            (iii) The execution and delivery by each Sterling Party of the Operative Documents to which it is a party do not, and the consummation by such Sterling Party of the Transactions will not, (A) violate any Federal law or the General Corporation Law of the State of Delaware or (B) conflict with any provision of the certificate of incorporation or by-laws of Purchaser. Such counsel need not express any opinion, however, as to any violation of any law or regulation which may have become applicable to Purchaser as a result of the involvement of any Cytec Party in the Transactions because of any Cytec's Party's legal or regulatory status or because of any other facts specifically pertaining to any Cytec Party.

            (iv) STX has duly authorized the issuance of the Preferred Stock to Parent in accordance with this Agreement. When so issued, the Preferred Stock shall be duly authorized, validly issued, fully-paid and nonassessable. The issuance of the Preferred Stock to Parent in accordance with this Agreement will not conflict with any provision of the Certificate of Incorporation or Bylaws of STX.

In rendering such opinion, counsel may rely, to the extent it deems it appropriate to do so, on certificates of officers or employees of any of the Sterling Parties and of public officials as to matters of fact and authenticity of documents, on opinions of counsel in other states as to questions of law of such states and on opinions of attorneys in STX's in-house law department. In addition, counsel may presume that the delivery of the Preferred Stock to Parent in accordance with




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                                                                              79

the Transactions is exempt from the registration requirements under the Securities Act and the Securities Exchange Act of 1934, as amended.

            (d) Ancillary Agreements. Purchaser shall have executed and delivered the Ancillary Agreements to which it is a party.

            (e) Other Documents. Purchaser shall have furnished to Parent such other documents relating to the corporate existence and authority of the Sterling Parties, including copies of resolutions of the respective boards of directors of the Sterling Parties, as Parent may reasonably request.

                               ARTICLE VII

                    Termination, Amendment and Waiver

            SECTION 7.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

            (i) by mutual written consent of Seller and Purchaser;

            (ii) by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment and shall not have been waived by Parent, provided that no Cytec Party is in breach in any material respects of any of its representations, warranties, covenants or agreements contained in this Agreement;

            (iii) by Purchaser if any of the conditions set forth in Sections
      6.01 or 6.02 shall have become incapable of fulfillment and shall not have been waived by Purchaser, provided that no Sterling Party is in breach in any material respects of any of its representations, warranties, covenants or agreements contained in this Agreement;

            (iv) by Purchaser if the Closing has not occurred by the Outside Date, unless the failure to do so by such time is due to a breach of any representation or warranty contained in this Agreement or a breach of any agreement or covenant in this Agreement by, or otherwise on account of material delay or default on the part of, any Sterling Party;




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                                                                              80

            (v) by Seller if the Closing has not occurred by the Outside Date, unless the failure to do so by such time is due to a breach of any representation or warranty contained in this Agreement or a breach of any agreement or covenant contained in this Agreement by, or otherwise on account of material delay or default on the part of, any Cytec Party; or

            (vi) by Seller or Purchaser, as provided in Section 5.21.

            (b) In the event of termination by Seller, on the one hand, or Purchaser, on the other hand, pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If this Agreement is terminated pursuant to this Section 7.01:

            (i) to the extent provided in the Confidentiality Agreement, Purchaser shall return all documents and other material received from the Cytec Parties relating to the Transactions, whether so obtained before or after the execution hereof, to Parent;

            (ii) all confidential information received by Purchaser with respect to the Cytec Parties or the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

            (iii) to the extent provided in the Confidentiality Agreement, each Cytec Party shall return all documents and other material received from the Sterling Parties relating to the Transactions, whether so obtained before or after the execution hereof, to Purchaser; and

            (iv) all confidential information received by the Cytec Parties with respect to the Sterling Parties shall be treated in accordance with the Confidentiality Agreement.

            (c) If this Agreement is terminated pursuant to this Section 7.01, this Agreement shall become null and void and of no further force and effect, except that the provisions of the last sentence of Section 5.02 and the provisions of Sections 5.03, 5.06, 5.08, 5.21(c) and 7.01 and Articles VIII and IX shall survive such termination (but, in the case of Article VIII, only to the extent such Article relates to Sections of this Agreement that survive such termination).




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                                                                              81

Nothing in this Section 7.01 shall be deemed to release any party from any liability for any breach by such party of any of the terms and provisions of this Agreement.

            SECTION 7.02. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Purchaser. By an instrument in writing, Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Cytec Parties,
(ii) waive any inaccuracies in the representations and warranties of the Cytec Parties contained herein or (iii) waive compliance by any Cytec Parties with any term or provision of this Agreement that such Cytec Party was or is obligated to comply with or perform. By an instrument in writing, Parent may (i) extend the time for the performance of any of the obligations or other acts of any Sterling Party, (ii) waive any inaccuracies in the representations and warranties of any Sterling Party contained herein or (iii) waive compliance by any Sterling Party with any term or provision of this Agreement that such Sterling Party was or is obligated to comply with or perform. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party by one of its duly authorized officers. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                              ARTICLE VIII

                             Indemnification

            SECTION 8.01. Indemnification by the Cytec Parties. (a) In addition to their other indemnification obligations contained herein, the Cytec Parties hereby agree, jointly and severally, to indemnify the Sterling Parties and their Affiliates and their respective officers, directors, employees and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Purchaser Indemnified Persons"), against, and agree to defend and hold them harmless from and against, any Loss which may be imposed on, incurred by or asserted against any of Purchaser Indemnified Persons to the extent such Loss arises out of or results from or in connection with the following:

            (i) any inaccuracy in or breach by any Cytec Party of any representation or warranty contained in this Agreement;




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                                                                              82

            (ii) any breach by any Cytec Party of any of its covenants or agreements contained in this Agreement; or

            (iii) any Excluded Liability, other than any Cytec
      Escambia Bay Liability;

provided, however, that the Cytec Parties shall not have any liability under this Section 8.01(a) for any Assumed Liabilities; and provided, further, that
(x) no Cytec Party shall have any liability for any claim pursuant to Section 8.01(a)(i) above unless the Loss in respect thereof exceeds $10,000; (y) no Cytec Party shall have any liability pursuant to Section 8.01(a)(i) above unless and until the aggregate of all Losses for all claims under Section 8.01(a)(i) above exceeds on a cumulative basis an amount equal to $1,000,000 and then only to the extent of any such excess; and (z) the total indemnification to be paid by the Cytec Parties under Section 8.01(a)(i) shall not in any event exceed $29,000,000.

            (b) In addition to their other indemnification obligations contained herein, the Cytec Parties hereby agree, jointly and severally, to indemnify each Purchaser Indemnified Person against, and agree to defend and hold harmless each Purchaser Indemnified Person from the following (the following liabilities being referred to as the "Cytec Escambia Bay Liabilities"):

            (i) to the extent that a notice of claim in respect of each such Loss is delivered to the Cytec Parties prior to the fifth anniversary of the Closing Date:

                  (A) 50% of the amount of the first $5,000,000 of Losses
            imposed on, incurred by or asserted against the Purchaser Indemnified Persons arising out of Escambia Bay Liabilities;

                  (B) the remaining 50% of the amount of the first $5,000,000 of
            Losses imposed on, incurred by or asserted against the Purchaser Indemnified Persons arising out of Escambia Bay Liabilities, but only to the extent that each such Loss does not occur after any environmental survey or assessment, other than the testing of wastewater generated from the Santa Rosa Facility, conducted or directed by, or at the expense of, any Sterling Party or any of their respective Affiliates, unless such survey or assessment is consistent with the historical practices of the Cytec Parties regarding surveys or assessments in Escambia Bay or required by any Environmental Law or Environmental Permit; and

                  (C) in the event that the Cytec Parties have fully indemnified the Purchaser Indemnified Persons pursuant to clause (A) above and have not been obligated to make any indemnity payments pursuant to clause (B) above, the next $2,500,000 of Losses in excess of the first $5,000,000 of Losses imposed on, incurred by or asserted against the Purchaser Indemnified Persons arising out of Escambia Bay Liabilities, but only to the extent that a notice of claim in respect of each such Loss is delivered to the Cytec Parties prior to the fifth anniversary of the Closing Date; and

            (ii) in the event that Purchaser Indemnified Persons have actually made payments in excess of $29,000,000 (net of any indemnity payments from the Cytec Parties pursuant to this Section 8.01(b) and net of any amounts recovered or recoverable under insurance policies upon the use of commercially reasonable efforts) in respect of Losses arising out of Escambia Bay Liabilities, the amount of all additional Losses arising out of Escambia Bay Liabilities that are imposed on, incurred by or asserted against any Purchaser Indemnified Person, whether or not the notice of claim in respect of any such Loss is delivered to the Cytec Parties prior to the fifth anniversary of the Closing Date.

            (c) The Sterling Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to any breach of any representation or warranty, or, except as otherwise specifically provided herein, any failure to perform any covenant (exclusive of indemnification obligations), contained in this Agreement, the Assumption Agreement or the General Conveyance, Transfer and Assignment shall be pursuant to the indemnification provisions set forth in this Agreement.

            (d) Notwithstanding anything in this Article VIII to the contrary, the Cytec Parties shall not have any liability under this Section 8.01 for any portion of any Losses resulting from or attributable to (i) any fraud or willful misconduct of a Purchaser Indemnified Person in connection with the Transactions or (ii) any gross negligence of a Purchaser Indemnified Person in connection with the Transactions excluding, however, any gross negligence of such Purchaser Indemnified Person in making any representation or warranty or in the preparation of the Disclosures Schedules or Appendices related thereto in connection with the Transactions.

            SECTION 8.02. Indemnification by Purchaser, Guarantee of STX Chemicals. (a) In addition to its other indemnification obligations contained herein, Purchaser hereby agrees to indemnify each Cytec Party (excluding, however, Cyanamid) and its Affiliates and their respective officers, directors and employees and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Seller Indemnified Persons") against, and agrees to defend and hold them harmless from and against any Loss which may be imposed on, incurred by or asserted against any Seller Indemnified Person to the extent such Loss arises out of, or results from or in connection with:

            (i) any inaccuracy in or breach by any Sterling
      Party of any representation or warranty contained in this Agreement;

            (ii) any breach by any Sterling Party of any covenant contained in this Agreement;

            (iii) the operation of the Business after the Closing
      Date, including in respect of environmental matters; or

            (iv) any Assumed Liability, including any obligation or liability included in Section 2.03(a)(v) (other than those matters for which the Cytec Parties are responsible pursuant to Section 5.21);

provided, however, that Purchaser shall not have any liability under this
Section 8.02(a) for any Excluded Liabilities; and, provided, further, that (x) Purchaser shall not have any liability for any claim pursuant to Section 8.02(a)(i) above unless the Loss in respect thereof exceeds $10,000, (y) Purchaser shall not have any liability pursuant to Section 8.02(a)(i) above unless and until the aggregate of all Losses for all claims pursuant to Section 8.02(a)(i) above exceeds on a cumulative basis an amount equal to $1,000,000 and then only to the extent of such excess; and (z) the total indemnification to be paid by Purchaser under Section 8.02(a)(i) shall not in any event exceed $15,000,000. Notwithstanding anything in this Article VIII, other than Section 8.02(b) below, to the contrary, (x) in no event shall any of the Sterling Parties have any liability under Section 8.02(a)(iv) for any portion of any Losses resulting from or attributable to a breach by any Cytec Party of its representations, warranties or obligations under this Agreement (irrespective of the expiration of any such representation or warranty), and (y) except to the extent that any Cytec Party is required to indemnify, hold harmless or defend Cyanamid (other than with respect to Excluded

Liabilities), in no event shall any of the Sterling Parties be obligated or required to indemnify, hold harmless or defend Cyanamid under this Section 8.02 with respect to any Loss or any other matter whatsoever, it being specifically understood and agreed that all direct indemnity obligations of any Sterling Party contained in the Operative Documents are solely for the benefit of the Seller Indemnified Persons.

            (b) In addition to its other indemnification obligations contained herein, Purchaser hereby agrees to indemnify each Seller Indemnified Person against, and agrees to defend and hold them harmless from and against any Loss that may be imposed on, incurred by or asserted against any Seller Indemnified Person to the extent such Loss arises out of, or results from or in connection with any Assumed Liability that is the subject of an inaccuracy in or breach of any representation or warranty made by any Cytec Party in this Agreement; provided, however, that (x) Purchaser shall not have any liability for claims pursuant to this Section 8.02(b) in respect of Cytec Knowledge Losses unless and until the aggregate of all Cytec Knowledge Losses in respect of claims pursuant to this Section 8.02(b) exceeds on a cumulative basis an amount equal to $1,000,000, and then only to the extent of such excess, and (y) the total indemnification to be paid by Purchaser under this Section 8.02(b) shall not in any event exceed $15,000,000.

            (c) The Cytec Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to any breach of any representation or warranty or, except as otherwise specifically provided herein, any failure to perform any covenant (exclusive of indemnification obligations), contained in this Agreement, the Assumption Agreement or the General Conveyance Transfer and Assignment, shall be pursuant to the indemnification provisions set forth in this Agreement.

            (d) Notwithstanding anything in this Article VIII to the contrary, Purchaser and STX Chemicals shall not have any liability under this Section 8.02 for any portion of any Losses resulting from or attributable to (i) any fraud or willful misconduct of a Seller Indemnified Person in connection with the Transactions or (ii) any gross negligence of a Seller Indemnified Person in connection with the Transactions excluding, however, any gross negligence of such Seller Indemnified Person in making any representation or warranty or in the preparation of the Disclosure Schedules or Appendices related thereto in connection with the Transactions.

            (e) STX Chemicals hereby guarantees to the Seller Indemnified Parties the due and punctual payment of all indemnity obligations of Purchaser under this Section 8.02 (the "Purchaser Indemnity Obligations"); provided, however, that the aggregate liability of STX Chemicals under this Section 8.02(e) as of any date shall not exceed the STX Guarantee Cap at such date. STX Chemicals waives presentation to, demand of, payment from and protest to any Seller Indemnified Party of any Purchaser Indemnity Obligations, and also waives notice of protest for nonpayment. STX Chemicals further agrees that the guarantee set forth herein constitutes a guarantee of payment when due and not of collection. Upon payment by STX Chemicals of any sums to any Seller Indemnified Person as provided herein, all rights of STX Chemicals against Purchaser arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in rights of payment to the prior payment in full of the Purchaser Indemnity Obligations and any other amounts due and payable from time to time by Purchaser to any Cytec Party under any Operative Document. The "STX Guarantee Cap" shall mean, at any time, the lesser of (i) $15,000,000 minus the aggregate amount of all Purchaser Indemnity Obligations actually paid by STX Chemicals as of such date and (ii) $30,000,000 minus the sum of (A) the aggregate amount of Earn-Out Payments received by the Cytec Parties as of such date, (B) the aggregate amount of cash dividends paid on the Preferred Stock as of such date and two-thirds of the liquidation value of all Additional Shares issued as of such date, (C) the aggregate amount paid by STX for the redemption of shares of Preferred Stock as of such date, (D) the aggregate amount of all Purchaser Indemnity Obligations actually paid by Purchaser as of such date and (E) the aggregate amount of all Purchaser Indemnity Obligations actually paid by STX Chemicals as of such date.

            SECTION 8.03. Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered or recoverable with the use of commercially reasonable efforts by the indemnified party under insurance policies with respect to such Loss.

            SECTION 8.04. Termination of Indemnification. (a) The obligations of the Cytec Parties pursuant to Section 8.01(a)(i) shall terminate, in the case of each representation or warranty of the Cytec Parties contained in this Agreement, when the applicable representation or warranty terminates pursuant to
Section 9.03, unless notice of a claim shall have been delivered to the Cytec Parties prior to the expiration of the applicable survival period specified in
Section 9.03 with respect to the applicable representation or




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                                                                              87

warranty, in which case the obligations of the Cytec Parties pursuant thereto shall not terminate until such claim is resolved. The obligations of the Cytec Parties pursuant to the other clauses of Section 8.01 shall not terminate.

            (b) The obligations of Purchaser pursuant to Section 8.02(a)(i) shall terminate, in the case of each representation or warranty of the Sterling Parties contained in this Agreement, when the applicable representation or warranty terminates pursuant to Section 9.03 unless notice of a claim shall have been delivered to the Sterling Parties prior to expiration of the applicable survival period specified in Section 9.03 with respect to such representation or warranty, in which case the obligations of Purchaser pursuant to Section 8.02(a)(i) with respect to such representation or warranty shall not terminate until such claim is resolved. The obligations of Purchaser pursuant to the other clauses of Section 8.02 shall not terminate. The obligations of STX Chemicals pursuant to Section 8.02(e) with respect to each Purchaser Indemnity Obligation shall terminate on the earlier of (i) the date on which such Purchaser Indemnity Obligation terminates pursuant to this Section 8.04(b) and (ii) the date on which the STX Guarantee Cap is first reduced to zero.

            SECTION 8.05. Procedure. (a) In order for any indemnified party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement, such indemnified party shall, within 15 business days following the actual discovery of the matters giving rise to any Loss, notify the indemnifying party (the "indemnifying party") in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. There after, the indemnified party shall deliver to the indemnifying party, promptly and in any event within ten business days' after the indemnified party's receipt thereof, all information and documentation reasonably requested by the indemnifying party with respect to such Loss.

            (b) In the event that a Loss arises out of or results from matters in respect of a claim made by a third party (a "Third Party Claim"), the indemnifying party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the indemnifying party; provided, however, that the indemnifying party shall elect to assume such defense within 10 business days of receipt of initial notice of such Third Party Claim from the indemnified party, unless the indemnifying party and the indemnified party would not be prejudiced in any material respect by the assumption of such claim at a later date. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. Whether or not the indemnifying party elects to defend or prosecute a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the request of the party defending or prosecuting such Third Party Claim) the provision to the defending or prosecuting party of records and information which are reasonably relevant to such Third Party Claim, and making employees, officers and directors and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party elects to defend or prosecute any Third Party Claim, the indemnifying party will not settle, compromise or discharge such Third Party Claim without the consent of the Indemnified party (such consent to not be unreasonably withheld or delayed); provided, however, that the indemnified party shall consent to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, provided that (x) such settlement, compromise or discharge does not impose any form of injunctive relief applicable to the indemnified party and (y) fully releases the indemnified party from any further claims with respect to the matters giving rise to such Third Party Claim. In the event that the indemnifying party recommends any such settlement, compromise or discharge of such Third Party Claim and the indemnified party unreasonably withholds its consent thereto and the ultimate resolution of such Third Party Claim results in an amount of Losses in excess of the amount of Losses which would have been payable or suffered under such settlement, compromise or discharge, the indemnifying party shall not be obligated to indemnify the indemnifying party to the extent of such excess.

            (c) If the indemnifying party does not assume the defense of any Third Party Claim, the indemnified party will have the right to defend, settle, compromise or discharge such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall thereafter have no right to challenge the indemnified party's defense, settlement, compromise, discharge or consent to judgment of such Third Party Claim, except to the extent such defense, settlement, compromise, discharge or consent to judgment would impose any form of injunctive relief applicable to the indemnifying party without the consent of the indemnifying party (such consent not to be unreasonably withheld) or to the extent that notwithstanding the foregoing, the indemnified party or the indemnifying party would not be fully released from further claims with respect to the matters giving rise to such Third Party Claim. In the event that the indemnified party recommends any settlement, compromise or discharge of a Third Party Claim that would impose any form of injunctive relief applicable to the indemnifying party and the indemnifying party unreasonably withholds its consent thereto and the ultimate resolution of such Third Party Claim results in Losses by the indemnified party, the indemnifying party shall be obligated to indemnify the indemnified party therefor.

            SECTION 8.06. Payment. Within 30 days after demand therefor, the indemnifying party shall pay the indemnified party any amount due under this
Article VIII (including reasonable attorneys' fees) and, within 30 days after demand therefor, shall reimburse each indemnified party for all reasonable expenses for which the indemnified party is entitled to be indemnified hereunder. Upon judgment, determination, discharge, settlement or compromise of any Third Party Claim, the indemnifying party shall promptly pay on behalf of the indemnified party, and/or to the indemnified party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such judgment, determination, discharge, settlement or compromise and all other claims of the indemnified party with respect thereto, unless in the case of a judgment or determination the indemnifying party intends to appeal such judgment or determination; provided, however, that if the indemnifying party desires to appeal from an adverse judgment or determination, then the indemnifying party shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal and shall pay the full cost of appeal. Upon the payment in full by the




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                                                                              90

indemnifying party of all of such amounts, the indemnifying party shall succeed to the rights of the indemnified party, to the extent such rights are not waived in settlement, against the third party who made such Third Party Claim.

            SECTION 8.07. No Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) the Cytec Parties be obligated under this Agreement to indemnify the Purchaser Indemnified Persons for any special or consequential damages or (ii) Purchaser or STX Chemicals be obligated under this Agreement to indemnify the Seller Indemnified Persons for any special or consequential damages.

            SECTION 8.08. Effect of Certain Breaches and Inaccuracies. (a) Subject to Section 4.01(dd) but notwithstanding anything else in this Agreement to the contrary, unless a Specified Cytec Representative has actual knowledge of the applicable breach or inaccuracy, (i) none of the rights or remedies of the Cytec Parties under this Agreement or any Ancillary Agreement will be impaired or adversely affected in any respect by or on account of any knowledge by any person that the representations and warranties of any Sterling Party made in this Agreement or any Ancillary Agreement are not true, (ii) none of the Sterling Parties shall be relieved, released or discharged in any respect of any of their representations, warranties, covenants or indemnities contained in this Agreement or any Ancillary Agreement by or on account of any knowledge by any person that the representations and warranties of any Sterling Party made in this Agreement or any Ancillary Agreement are not true and (iii) none of the Cytec Parties nor any other person shall have or be subject to any liability resulting from or based on any knowledge by any person that the representations and warranties of any Sterling Party made in this Agreement or any Ancillary Agreement are not true.

            (b) Subject to Section 4.02(d) but notwithstanding anything else in this Agreement to the contrary, unless any Specified Sterling Representative has actual knowledge of the applicable breach or inaccuracy, (i) none of the rights or remedies of the Sterling Parties under this Agreement or any Ancillary Agreement shall be impaired or adversely affected in any respect by or on account of any knowledge by any person that the representations and warranties of any Cytec Party made in this Agreement or any Ancillary Agreement are not true, (ii) none of the Cytec Parties shall be relieved, released or discharged in any respect of any of their respective representations, warranties, covenants or indemnities contained in this Agreement or any Ancillary Agreement by or on account of any knowledge by any person that




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                                                                              91

the representations and warranties of any Cytec Party made in this Agreement or any Ancillary Agreement are not true and (iii) none of the Sterling Parties nor any other person shall have or be subject to any liability resulting from or based on any knowledge by any person that the representations and warranties of any Cytec Party made in this Agreement or any Ancillary Agreement are not true.

                               ARTICLE IX

                           General Provisions

            SECTION 9.01. Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

            (a)  if to a Sterling Party, to the applicable
      Sterling Party:

                  c/o Sterling Chemicals Holdings, Inc.
                  1200 Smith Street
                  Suite 1900
                  Houston, Texas 77002
                  Attention:  F. Maxwell Evans, General Counsel

                     with a copy (which shall not constitute
                                   notice) to:

                  Andrews & Kurth L.L.P.
                  4200 Texas Commerce Tower
                  600 Travis
                  Houston, Texas 77002
                  Attention:  David G. Elkins, Esq.

            (b)  if to a Cytec Party, to:

                  Cytec Industries Inc.
                  Five Garret Mountain Plaza
                  West Paterson, New Jersey  07424
                  Attention:  Secretary

                     with a copy (which shall not constitute
                                   notice) to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY  10019
                  Attention:  John T. Gaffney, Esq.

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by certified mail or (iii) by nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 9.01 (or in accordance with the latest unrevoked direction from the receiving party).

            SECTION 9.02. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.03. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements of the Cytec Parties or the Sterling Parties in the Operative Documents shall survive the execution and delivery of the Operative Documents and the Closing, regardless of any investigation made by or on behalf of any party; provided, however, that:

            (a) the representations and warranties of the Cytec Parties contained in the Operative Documents, other than those referred to in clauses (b), (c) and (d) below and other than those contained in Section 4.01(dd) (which shall survive indefinitely), shall terminate and have no further force or effect after the expiration of the one-year period commencing on the Closing Date, unless notice of a claim relating thereto shall be delivered by a Purchaser Indemnified Person to Parent prior to the expiration of such one-year period, in which case such representation or warranty shall survive following such period solely with respect to such claim until such claim is resolved;

            (b) the representations and warranties of the Cytec Parties contained in Section 4.01(p) which relate to (A) matters in respect of the exposure of the Cytec Santa Rosa Employees to acrylonitrile or asbestos, or (B) Releases or alleged Releases of Hazardous Substances into Escambia Bay shall terminate and have no further force and effect as of the Closing;

            (c) the representations and warranties of the Cytec Parties contained in Section 4.01(j) and 4.01(k) shall terminate and have no further force and effect after the expiration of the three-year period commencing on the Closing Date, unless notice of a claim relating thereto shall be delivered by a Purchaser Indemnified Person to Parent prior to the expiration of such three-year period, in which case such representation or warranty shall survive following such period solely with respect to such claim until such claim is resolved;

            (d) the representations and warranties of the Cytec Parties contained in Sections 4.01(s)(ii), 4.01(t), 4.01(u), 4.01(v), 4.01(w)(ii),
      and 4.01(cc) shall terminate and have no further force or effect upon the expiration of the statute of limitations period applicable thereto, unless notice of a claim relating thereto shall be delivered by a Purchaser Indemnified Person to Parent prior to the expiration of the applicable period, in which case such representations or warranties shall survive following such period solely with respect to such claim until such claim is resolved; and

            (e) the representations and warranties of the Sterling Parties contained in the Operative Documents, other than those contained in Sections 4.02(d) (which shall survive indefinitely), shall terminate and have no further force or effect after the expiration of the one-year period commencing on the Closing Date, unless notice of a claim relating thereto shall be delivered by a Seller Indemnified Person to Purchaser prior to the expiration of such one-year period, in which case such representation or warranty shall survive following such period solely with respect to such claim until such claim is resolved.

            SECTION 9.04. Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

            SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            SECTION 9.06. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Ancillary Agreements and the Confidentiality Agreement set forth all of the promises, agreements, conditions, understandings, representations and warranties among the parties with respect to the Transactions and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof. Except as specifically provided in Article VIII with respect to Purchaser Indemnified Persons and Seller Indemnified Persons, such agreements are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder. Notwithstanding anything to the contrary contained in the Operative Documents, nothing contained in any Operative Document is intended to confer any benefit on Cyanamid.

            SECTION 9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            SECTION 9.08. Consent to Jurisdiction. Each of the Sterling Parties and the Cytec Parties irrevocably submits to the exclusive jurisdiction of any Delaware state court and any Federal court located in Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Sterling Parties and the Cytec Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section
9.01 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Sterling Parties and the Cytec Parties irrevocably and uncon ditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware state court and any Federal Court located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Except to the extent required to enforce any order (including any order for injunctive relief), award or judgment of or by a Delaware state court or a Federal court located in Delaware, each of the Sterling Parties and the Cytec Parties agrees not to pursue any legal action against any party to this Agreement in respect of the Transactions or any matter related thereto other than in a Delaware state court or a Federal court located in Delaware.

            SECTION 9.09. Publicity. Neither the Cytec Parties, on the one hand, nor the Sterling Parties, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except to the extent required for such party to meet the requirements or regulations of any applicable Governmental Rule or stock exchange on which the securities of such party may be listed, in which case such party shall notify the other party and give such other party opportunity to comment.

            SECTION 9.10. Assignment. Except for the assignment for collateral purposes of this Agreement to secure indebtedness of Purchaser or its Affiliates and except as permitted below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties and any attempt to do so shall be null and void. The rights of any assignee contemplated by the foregoing sentence shall be subject in all respects to any defense, set-off, counterclaim or similar right against the assignor by the non-assigning party hereto (including any defense, set-off, counterclaim or other right arising after such assignment is made) and any assignee shall have no greater rights than those of the assignor. Any assignment by any of the parties hereto pursuant to the preceding sentences shall not relieve such party of any of its obligations under this Agreement or the other Operative Documents to which it is a party. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Each party shall require any successor, other than a successor by operation of law, to all or substantially all of the business and/or assets of such party to expressly and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that such party would be required to perform it if no succession had taken place.

            SECTION 9.11. Amendments and Waivers. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among any of the parties hereto shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

            SECTION 9.12. Remedies. The parties agree that the obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if any party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other parties shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other Contract or at law or in equity and to which such parties might be entitled.

            SECTION 9.13. Prevailing Party Costs. Notwithstanding anything contained herein or in any Ancillary Agreement to the contrary, if any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or any Ancillary Agreement or because of a breach by a party of its obligations under this Agreement or any Ancillary Agreement, the prevailing party in any such action shall be entitled to recover its Losses, including reasonable attorneys' fees, incurred in connection with the prosecution or defense of such action, from the losing party.

            SECTION 9.14. No Liability of Natural Persons. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, no person who is a former, present or future officer, director, employee, stockholder or agent of any Cytec Party or any Sterling Party, and no other natural person shall have any liability under this Agreement or any of the Ancillary Agreements;

provided, however, that nothing contained in this Section 9.14 shall release any person from liability for such person's fraud, bad faith or wilful misconduct. This Section 9.14 shall not be deemed to release or limit any claim that a Cytec Party shall have against any person who is an officer, director or employee of any Cytec Party or any of its Affiliates prior to or after the Closing Date.

            IN WITNESS WHEREOF, the Sterling Parties and each of the Cytec Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    STERLING FIBERS, INC.

                                       by
                                           --------------------------------
                                            Name:
                                            Title:

                                    STERLING CHEMICALS, INC.,

                                       by
                                           --------------------------------
                                            Name:
                                            Title:

                                    STERLING CHEMICALS HOLDINGS,INC.,

                                       by
                                           --------------------------------
                                            Name:
                                            Title:

                                    CYTEC ACRYLIC FIBERS INC.,

                                          by
                                           --------------------------------
                                            Name:
                                            Title:

                                    CYTEC TECHNOLOGY CORP.,

                                          by
                                           --------------------------------
                                            Name:
                                            Title:

                                    CYTEC INDUSTRIES INC.,

                                       by
                                           --------------------------------
                                            Name:
                                            Title: